Exhibit 10.6

WEWATTA AND WYNKOOP PT, LLC, as Landlord,

and

PALADINA HEALTH, LLC, as Tenant

Dated as of November 12, 2018

(with Effective Date as provided in the Lease)

1400 Wewatta

Denver, Colorado

i

ARTICLE 7 SERVICES		12
7.1	Landlord’s Obligations	12

	7.1.1 Janitorial Service	12
	7.1.2 Electrical Energy	12
	7.1.3 Heating, Ventilation and Air Conditioning	13
	7.1.4 Water	13
	7.1.5 Elevator Service	13
	7.1.6 Security	13
	7.1.7 General Access	13
7.2	Tenant’s Obligations	13
7.3	Other Provisions Relating to Services	13
7.4	Tenant Devices	14

ARTICLE 8 MAINTENANCE AND REPAIR		14
8.1	Landlord’s Obligations	14
8.2	Tenant’s Obligations.	14

	8.2.1 Maintenance of Premises	14
	8.2.2 Alterations Required by Laws	14

ARTICLE 9 CHANGES AND ALTERATIONS		14
9.1	Landlord Approval	14
9.2	Tenant’s Responsibility for Cost and Insurance	15
9.3	Construction Obligations and Ownership	15
9.4	Liens	15
9.5	Indemnification	16

ARTICLE 10 RIGHTS RESERVED BY LANDLORD		16
10.1	Landlord’s Entry	16
10.2	Control of Property	16

ARTICLE 11 INSURANCE AND CERTAIN WAIVERS AND INDEMNIFICATIONS		16
11.1	Tenant’s Insurance Obligations	16

	11.1.1 Liability Insurance	16
	11.1.2 Property Insurance	17
	11.1.3 Other Tenant’s Insurance	17
	11.1.4 Miscellaneous Tenant’s Insurance Provisions	17
	11.1.5 Tenant’s Failure to Insure	17
	11.1.6 No Limitation	17
11.2	Landlord’s Insurance Obligations	17

	11.2.1 Property Insurance	17
	11.2.2 Liability Insurance	18
11.3	Waivers and Releases of Claims and Subrogation.	18

	11.3.1 By Tenant	18
	11.3.2 By Landlord	18
11.4	Tenant’s Indemnification of Landlord	18
11.5	Landlord’s Indemnification of Tenant	19
11.6	Waiver of Certain Damages	19

ARTICLE 12 DAMAGE OR DESTRUCTION		19
12.1	Tenantable Within 180 Days; Rent Abatement	19
12.2	Not Tenantable Within 180 Days	19
12.3	Building Substantially Damaged	19
12.4	Insufficient Proceeds	19
12.5	Landlord’s Repair Obligations	20
12.6	Rent Apportionment Upon Termination	20
12.7	Exclusive Casualty Remedy	20

ARTICLE 13 EMINENT DOMAIN		20
13.1	Termination of Lease	20
13.2	Landlord’s Repair Obligations	20
13.3	Tenant’s Participation	21
13.4	Exclusive Taking Remedy	21

ARTICLE 14 TRANSFERS		21
14.1	Restriction on Transfers.	21

	14.1.1 General Prohibition	21
	14.1.2 Transfers to Affiliates	21
14.2	Costs	21

ARTICLE 15 DEFAULTS; REMEDIES		22
15.1	Events of Default	22

	15.1.1 Failure to Pay Rent	22
	15.1.2 Failure to Perform	22
	15.1.3 Misrepresentation	22
	15.1.4 Other Defaults	22
15.2	Remedies	22

	15.2.1 Termination of Tenant’s Possession; Re-entry and Reletting Right	22
	15.2.2 Termination of Lease	23
	15.2.3 Present Worth of Rent	23
	15.2.4 Self Help	23
	15.2.5 Other Remedies	23
15.3	Costs	23
15.4	Waiver and Release by Tenant	23
15.5	Landlord’s Default	24
15.6	No Waiver	24

ARTICLE 16 CREDITORS; ESTOPPEL CERTIFICATES		24
16.1	Subordination	24
16.2	Attornment	24
16.3	Mortgagee Protection Clause	24
16.4	Estoppel Certificates.	25

	16.4.1 Contents	25
	16.4.2 Failure to Deliver	25

ARTICLE 17 TERMINATION OF LEASE		25
17.1	Surrender of Premises	25
17.2	Extension Option/Holding Over.	25

	17.2.1 Extension Option	25
	17.2.2 Holding Over	26

ARTICLE 18 PREPARATION OF THE PREMISES FOR OCCUPANCY		26
18.1	Landlord’s Construction Obligations	26
18.2	Representatives	26
18.3	Tenant’s Architect	26
18.4	Tenant’s Final Layout Plans	26
18.5	Tenant’s Construction Plans	27
18.6	Tenant’s Cost Proposal	27
18.7	Construction of Tenant’s Improvements; Payment of Tenant’s Excess Cost	28
18.8	Change Orders	28
18.9	Tenant Delay	28
18.10	Landlord Delay	29
18.11	Punch List	29
18.12	Construction Warranty	29
18.13	Landlord Warranties and Representations	29

ARTICLE 19 MISCELLANEOUS PROVISIONS		29
19.1	Notices	29
19.2	Transfer of Landlord’s Interest	29
19.3	Successors	30
19.4	Captions and Interpretation	30
19.5	Relationship of Parties	30
19.6	Entire Agreement; Amendment	30
19.7	Severability	30
19.8	Landlord’s Limited Liability	30
19.9	Survival	30
19.10	Attorneys’ Fees	30
19.11	Brokers	30
19.12	Governing Law	30
19.13	Time is of the Essence	31
19.14	Joint and Several Liability	31
19.15	Tenant’s Waiver	31
19.16	Tenant’s Documents; Authority	31
19.17	Provisions are Covenants and Conditions	31
19.18	Force Majeure	31
19.19	Management	31
19.20	Financial Statements	31
19.21	Quiet Enjoyment	31
19.22	No Recording	31
19.23	Nondisclosure of Lease Terms	31
19.24	Construction of Lease and Terms	31
19.25	Security Deposit	32
19.26	Letter of Credit.	32
19.27	Prohibited Persons and Transactions	33
19.28	Fitness Facility	33
19.29	Submission of Lease	33
19.30	Shared Conference Room	34
19.31	Landlord’s Work	34

EXHIBIT A	DEFINITIONS
EXHIBIT B	LEGAL DESCRIPTION OF THE LAND
EXHIBIT C-1	FLOOR PLAN
EXHIBIT C-2	ADDITIONAL SPACE
EXHIBIT C-3	SHARED CONFERENCE ROOM
EXHIBIT D	COMMENCEMENT DATE MEMORANDUM
EXHIBIT E	BUILDING RULES
EXHIBIT F	GENERAL DESCRIPTION OF LANDLORD’S JANITORIAL SERVICES
EXHIBIT G	BUILDING HVAC DESIGN CRITERIA AND CONDITIONS
EXHIBIT H	FORM OF LETTER OF CREDIT
EXHIBIT I	DESCRIPTION OF SUPERIOR RIGHTS
EXHIBIT J	LANDLORD’S WORK

1400 WEWATTA OFFICE LEASE AGREEMENT

THIS 1400 WEWATTA OFFICE LEASE AGREEMENT is made and entered into as of the Effective Date by and between WEWATTA AND WYNKOOP PT, LLC, a Delaware limited liability company, as Landlord, and PALADINA HEALTH, LLC, a Delaware limited liability company, as Tenant.

ARTICLE 1

DEFINITIONS AND BASIC TERMS

1.1    Definitions. Capitalized terms used in this Lease have the meanings ascribed to them on the attached Exhibit A.

1.2    Basic Terms. The following basic terms are applied under and governed by the particular section(s) in this Lease pertaining to the following information:

1. Premises:	Suite 350, consisting of approximately 17,626 rentable square feet and located on the third floor of the Building (“Suite 350 Premises”), and Suite 340 consisting of approximately 1,850 rentable square feet and located on the third floor of the Building (“Suite 340 Premises”). The Premises is depicted on Exhibit C-1. (See Section 2.1)

2. Building:	Nine-story office building at 1400 Wewatta Street, Denver, Colorado, consisting of approximately 196,508 rentable square feet

3. Lease Term:	84 months (See Section 2.2)

4. Term Renewal Option:	One 36-month period (See Section 2.3.1)

5. Suite 350 Premises Delivery Date:	April 30, 2019 (See Section 2.2)

6. Basic Rent:

Months	Annual Basic Rent (based on 17,626* rentable square feet)/ Annual Basic Rent per rentable square foot of the Suite 350 Premises (See Section 3.1)	Annual Basic Rent (based on 1,850 rentable square feet)/ Annual Basic Rent per rentable square foot of the Suite 340 Premises (See Section 3.1)	Monthly Installments of Basic Rent
05/01/19-11/31/19	$315,000.00 / $31.50	$0.00 / $0.00	$26,250.00
12/01/19-04/30/20	$315,000.00 / $31.50	$0.00 / $0.00	$26,250.00
05/01/20-04/30/21	$568,438.50 / $32.25	$59,662.50 / $32.25	$52,341.75
05/01/21-04/30/22	$581,658.00 / $33.00	$61,050.00 / $33.00	$53,559.00
05/01/22-04/30/23	$594,877.50 / $33.75	$62,437.50 / $33.75	$54,776.25
05/01/23-04/30/24	$608,097.00 / $34.50	$63,825.00 / $34.50	$55,993.50
05/01/24-04/30/25	$621,316.50 / $35.25	$65,212.50 / $35.25	$57,210.75
05/01/25-04/30/26	$634,536.00 / $36.00	$66,600 / $36.00	$58,428.00

*Annual Basic Rent and Monthly Installments of Basic Rent for the first 12 months of the Term are based on 10,000 rentable square feet.

7. Initial Tenant’s Share of Expenses Percentage:	8.97%, at such times that the Premises consists of the Suite 350 Premises, and 9.911%, at such times that the Premises consists of the Suite 350 Premises and Suite 340 Premises, subject to adjustment so that Tenant’s Share of Expenses Percentage is equal to a fraction (stated as a percentage) the denominator of which is the rentable square footage of the leasable office area in the Building, whether occupied or not (excluding, without limitation, all Common Area), as determined by Landlord in substantial accordance with BOMA Standards, and the numerator of which is the rentable square footage of the Premises as also determined by Landlord in substantial accordance with BOMA Standards.

8. Improvement Allowance:	$59.00 per rentable square foot of the Premises.

9. Current Property Manager Address:	Wewatta and Wynkoop PT, LLC c/o Crestone Partners, LLC 1401 Wynkoop Street, Suite 100 Denver, Colorado 80202 Attention: David G, Meatus

Current Rent Payment Address:	Wewatta and Wynkoop PT, LLC 24594 Network Place Chicago, IL 60673-1245

10. Address of Landlord for Notices:	Wewatta and Wynkoop PT, LLC c/o Crestone Partners, LLC 1401 Wynkoop Street, Suite 100 Denver, Colorado 80202 Attention: Garth R. Tait

With a copy to:	Wewatta and Wynkoop PT, LLC c/o SSGA Funds Management, Inc. (its Investment Advisor) 2600 Michelson Drive, Suite 1700 Irvine, California 92612 Attention; Roland Siegl

With a copy to:	Wewatta and Wynkoop PT, LLC c/o SSGA Funds Management, Inc. (its Investment Advisor) 1600 Summer Street Stamford, Connecticut 06905 Attention: Leanne Dunn

With a copy to:	Wewatta and Wynkoop PT, LLC c/o Crestone Partners, LLC 1401 Wynkoop Street, Suite 100 Denver, Colorado 80202 Attention: David G. Meares

11. Address of Tenant for Notices:

Prior to the Commencement Date:	Paladina Health, LLC 1551 Wewatta Street Denver, Colorado 80202 Attention: Gregory Mayers, General Counsel

After the Commencement Date:	Paladina Health, LLC 1400 Wewatta Street. Suite 350 Denver, Colorado 80202 Attention: Gregory Mayers, General Counsel

In either case, with a copy to:	Mark K. Payne, Esq. Winzenburg, Leff, Purvis & Payne, LLP 8020 Shaffer Parkway, Suite 300 Littleton, Colorado 80127

12. Broker(s):	Robert T. Flynn, Crestone Partners LLC (representing Landlord); Dan McGowan, Jones Lang LaSalle (representing Tenant); and Garth R. D. Tait, Silverbrae Commercial Realty, Inc. acting in capacity of transactional broker (See Section 19.11)

13. Security Deposit and Letter of Credit:	Tenant shall upon execution of this Lease deposit with Landlord the sum of $75,000.00 (“Security Deposit”) (See Section 19.25)

14. Letter of Credit:	Tenant will within thirty (30) days after execution of this Lease provide Landlord with an irrevocable transferable ‘‘evergreen” letter of credit in the amount of $600,000.00 from Comerica Bank (El Segundo, CA location) or some other financial institution selected by Tenant and reasonably approved by Landlord, naming Landlord as its beneficiary and in substantially the same from as attached Exhibit H (the “LOC”). Tenant shall have the right, at any time, to substitute the LOC with a cash deposit to Landlord. The LOC (or cash deposit, if applicable), will be available to Landlord to cure any Tenant Event of Default hereunder in accordance with Section 19.26.2.

15. Maximum Number of Parking Spaces:	The maximum number of unreserved parking spaces in the Parking Garage that Tenant has the right to rent pursuant to Section 2.6 is twenty-five (25) unreserved parking spaces

ARTICLE 2

LEASE OF PREMISES AND LEASE TERM

2.1    Premises. In consideration of the mutual covenants this Lease describes and other good and valuable consideration, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, upon and subject to the terms, covenants and conditions set forth in this Lease. The rentable area of the Premises is the rentable area specified in Paragraph I of the Basic Terms. Landlord has determined the rentable area of the Premises substantially in accordance with BOM A Standards. The rentable area of the Premises set forth in the Basic Terms is determinative of such area for all purposes under this Lease.

2.2    Term, Delivery and Commencement.

2.2.1    Commencement and Expiration of Term. The Term of this Lease is the period stated in the Basic Terms. The Term commences on the Commencement Date and, unless earlier terminated in accordance with the terms and conditions of this Lease, expires on the last day of the last calendar month of the Term.

2.2.2    Tender of Possession. Landlord will use commercially reasonable efforts to achieve Substantial Completion of Tenant’s Improvements upon the First Phase and the Second Phase (as defined in Section 18.7 below) of the Suite 350 Premises and tender possession of the First Phase and Second Phase of the Suite 350 Premises to Tenant on or before the Delivery Date. If Landlord does not achieve Substantial Completion of Tenant’s Improvements on the First Phase and the Second Phase of the Suite 350 Premises and deliver possession of the First

Phase and Second Phase of the Suite 350 Premises by the Delivery Date, then, except as provided below, Landlord will not be in default or liable in damages to Tenant, nor will the obligations of Tenant be affected, provided, however, that (a) the Commencement Date will be extended automatically by one day for each day of the period after the Delivery Date to the earlier of the fifteenth (15th) day occurring after the Actual Substantial Completion Date, or the date that Tenant commences business operations in the First Phase and the Second Phase of the Suite 350 Premises, less any portion of that period attributable to Tenant Delay; (b) if the Actual Substantial Completion Date has not occurred within twenty-one (21) days after the Delivery Date for reasons other than Tenant Delay, then Tenant shall receive a credit against Basic Rent in the amount of Eight Hundred Forty Six and 77/100 U.S. Dollars ($846.77) for each day occurring after the twenty-first (21st) day following the Delivery Date until the date the Actual Substantial Completion Date occurs. Such credit shall be applied commencing on the second (2nd) month of the Term. Such amount shall be liquidated damages, and is intended to compensate Tenant for damages suffered by Tenant due to the delay in taking possession of the Premises, such damages being difficult to determine, and is not intended to constitute a penalty; and (c) if the Actual Substantial Completion Date does not occur on or before 180 days after the Delivery Date, plus any period of delay caused by Tenant Delay, either party will have the right to terminate this Lease by delivering written notice of termination to the other not more than 30 days after such deadline, provided that if Tenant has not so terminated this Lease within 10 days after such deadline, then Landlord may notify Tenant of the date on which Landlord then expects Substantial Completion to occur and, if Tenant does not terminate this Lease by notice to Landlord given within 10 days after the delivery to Tenant of such notice from Landlord, then such deadline will be deemed extended to the projected date set forth in such notice from Landlord to Tenant and neither party will have any further right to terminate this Lease unless Substantial Completion does not occur by such extended deadline, in which case the parties will have the same rights set forth in this sentence with respect to such extended deadline as they had with respect to the prior deadline. Upon a termination under clause (b) above, each party will, upon the other’s request, execute and deliver an agreement in recordable form containing a release and surrender of all right, title and interest in and to this Lease; neither Landlord nor Tenant will have any further obligations to each other, including, without limitation, any obligations to pay for work previously performed in the Suite 350 Premises; all improvements to the Suite 350 Premises will become and remain the property of Landlord; and Landlord will refund to Tenant any sums paid to Landlord by Tenant in connection with this Lease, including, without limitation, any payments to Landlord of portions of Tenant’s Cost. Such postponement of the commencement of the Term, the credit against the Basic Rent (if applicable) and/or termination and refund right (if applicable) will be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of Landlord’s failure to cause the Actual Substantial Completion Date to occur within twenty- one (21) days of the Delivery Date.

2.2.3    Commencement Date Memorandum. Within a reasonable time after the Commencement Date, Landlord may deliver to Tenant the Commencement Date Memorandum with all blanks relating to dates completed with dates Landlord derives in accordance with this Lease. Tenant, within 10 days after receipt from Landlord, will either execute and deliver to Landlord the Commencement Date Memorandum or notify Landlord of any blanks that Tenant believes have been completed incorrectly and the information that Tenant believes to be correct. If Tenant so notifies Landlord of proposed corrections, the parties will cooperate in good faith to complete and mutually execute and deliver a correct Commencement Date Memorandum as soon as possible thereafter. Tenant’s failure to execute and deliver to Landlord the Commencement Date Memorandum does not affect any obligation of Tenant under this Lease. If Tenant does not timely execute and deliver to Landlord the Commencement Date Memorandum or deliver such notice of proposed corrections, Landlord and any prospective

2.2.4    Early Occupancy. Tenant will have the right of access to the Suite 350 Premises for purposes of installing Tenant’s data and communications equipment fifteen (15) days prior to the Commencement Date. Tenant will have no obligation to pay any Rent for such early access to the Suite 350 Premises, but during any such period of early access, Tenant must otherwise comply with and observe all terms and conditions of this Lease. Tenant’s activities in the Suite 350 Premises during any such early access may not hinder Landlord, in any way, from completing Tenant’s Improvements.

2.2.5    Tender of Possession of Suit 340 Premises. Landlord will use commercially reasonable efforts to achieve Substantial Completion of Tenant’s Improvements upon the Suite 340 Premises on or before December 1, 2019 (the “Suite 340 Premises Delivery Date”). If Landlord does not achieve Substantial Completion of Tenant’s Improvements to the Suite 340 Premises and deliver possession of the Suite 340 Premises by the Suite 340 Premises Delivery Date, Landlord will not be in default or liable in damages to Tenant (except as provided below), nor will the obligations of Tenant be affected, provided, however, that the date for the commencement of payment of

Rent for the Suite 340 Premises (“Suite 340 Premises Rent Commencement Date”) will be extended automatically by one day for each day of the period after the Suite 340 Premises Delivery Date to the earlier of the day occurring after the day Landlord achieves Substantial Completion of the Tenant’s Improvements to the Suite 340 Premises, or the date that Tenant commences business operations in the Suite 340 Premises, less any portion of that period attributable to a Tenant Delay and Tenant shall receive a credit against Basic Rent in the amount of $262.29 for each day that occurs after the twenty-first (21st) day following the Suite 340 Premises Delivery Date until the date the Suite 340 Premises Rent Commencement Date occurs. Such credit shall be applied commencing on the second month following the Suite 340 Premises Commencement Date. Such amount shall be liquidated damages, and is intended to compensate Tenant for damages suffered by Tenant due to the delay in taking possession of the Suite 340 Premises, such damages being difficult to determine, and is not intended to constitute a penalty; Such postponement of the Suite 340 Premises Rent Commencement Date and the Basic Rem credit will be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of Landlord’s failure to achieve Substantial Completion of Tenant’s Improvements to the Suite 340 Premises by the Suite 340 Premises Delivery Date.

2.3    Renewal Option.

2.3.1    Renewal of Term. Provided that no uncured Event of Default exists at the lime of exercise, Tenant may renew the Term for a period of thirty-six (36) months (the “Renewal Term”). Tenant must exercise such right of renewal (“Renewal Option”), if at all, by delivering written notice of Tenant’s exercise at least 12 months but no earlier than 15 months prior to the expiration of the then-current Term. The renewal of the Term will be on the same terms, covenants and conditions as in this Lease, other than Basic Rent. Subject to this Section 2.3.1, Basic Rent for the renewal period will be the “Fair Market Basic Rent” (as defined below) for such renewal period, net of all reimbursements for Expenses and including any fair market escalations of such rate during the Renewal Term. As used herein, “Fair Market Basic Rent” shall mean the fair market rental rate for the Premises, taking into consideration all relevant factors, including, without limitation, the age, type, quality, and size of space located in the Building and in comparable buildings (in age, type, quality and size) located in the lower downtown Denver, Colorado office market (the “Comparable Buildings”); the size of leased premises (specifically, greater than 15,000 rentable square feet; any tenant improvement allowances, rent abatement or other monetary concessions being granted such tenants in connection with such comparable space; and less the value of existing improvements to Tenant in the subject space, under leases at such then-current fair market rental rates and those (if any) applicable hereunder. In the event there are less than three lease transactions of comparable space that are consummated in the Comparable Buildings within 12 months prior to the date Tenant gives notice of its exercise of such right of renewal, “Comparable Buildings”, for purposes of determining the Fair Market Basic Rent shall be expanded to include other comparable buildings and leases in the central business district of Denver, Colorado. If Tenant exercises such right of renewal, Landlord will provide its good faith determination of such Fair Market Basic Rent and deliver Landlord’s determination (the “Landlord’s FMBR Determination”) to Tenant within 30 days following Landlord’s receipt of Tenant’s exercise notice, but in no event will Landlord be required to deliver the Landlord’s FMBR Determination earlier than 9 months prior to the expiration of the then-current Term.

2.3.2    Basic Rent Appraisal. If Tenant disputes Landlord’s FMBR Determination for the Renewal Term, Tenant will deliver notice of such dispute, together with Tenant’s proposed Fair Market Basic Rent, to Landlord within 30 days after Tenant’s receipt of Landlord’s FMBR Determination. The parties will then attempt in good faith to agree upon the Fair Market Basic Rent. If the parties fail to agree within 10 Business Days after the delivery of Tenant’s notice of dispute, then Tenant will be entitled to give notice to Landlord of Tenant’s election to have the Fair Market Basic Rent determined by appraisal as provided in this Section 2.3.2. Upon delivery and receipt of such notice, Tenant will, within 15 Business Days thereafter, select a broker meeting the criteria for the Deciding Appraiser (with the exception that such broker may have material financial or business interest in common with Tenant or its Affiliates). Within 15 Business Days after Tenant’s selection, Landlord and Tenant’s selected broker shall meet promptly and attempt to set the Fair

Market Basic Rent taking into account all of the relevant factors described in Section 2.3.1. If Landlord’s FMBR Determination and Tenant’s selected broker’s determination of Fair Market Basic Rent are within ten percent (10%), the Fair Market Basic Rent shall be the average of the Landlord’s FMBR Determination and the Tenant’s selected broker’s Fair Market Basic Rent determination. If the Landlord’s FMBR Determination and the Tenant’s selected broker’s Fair Market Basic Rent determination are not within ten percent (10%), Landlord and Tenant shall mutually appoint a third individual who meets the criteria for, and who will be, the Deciding Appraiser. Within five Business Days after the appointment of the Deciding Appraiser, Landlord and Tenant will submit to the Deciding Appraiser the Landlord’s FMBR Determination and the Tenant’s selected broker’s Fair Market Basic Rent determinations of Fair Market Basic Rent and any related information that Landlord or Tenant, as the case may be, wishes the Deciding Appraiser to consider. Within 20 days after such appointment of the Deciding Appraiser, the Deciding Appraiser will review each party’s submittal (and such other information as the Deciding Appraiser deems necessary) and will select either the amount set forth in Landlord’s FMBR Determination or Tenant’s selected broker’s Fair Market Basic Rent determination but no other amount (but based on the Deciding Appraiser’s independent determination of whether the submittal presented by Landlord or the submittal presented by Tenant’s selected broker is closer to the actual Fair Market Basic Rent, using the criteria for such rent described in Section 2.3.1). Subject to the previous sentence, if the Deciding Appraiser timely receives one party’s submittal, but not both, the Deciding Appraiser must designate the submitted proposal as the Fair Market Basic Rent for the applicable renewal of the Term. Any determination of Fair Market Basic Rent made by the Deciding Appraiser in violation of the provisions of this Section 2.3.2 will be beyond the scope of authority of the Deciding Appraiser and will be null and void. If the determination of Fair Market Basic Rent is made by a Deciding Appraiser, Landlord and Tenant will each pay, directly to the Deciding Appraiser, 50% of all fees, costs and expenses of the Deciding Appraiser, Landlord and Tenant will each separately pay al! costs, fees and expenses of their respective additional broker (if any) used to determine the Deciding Appraiser,

2.3.3    Limitation on Renewal Rights. Tenant will have no right to extend the Term and a notice purporting to exercise Tenant’s Renewal Option will be ineffective, at Landlord’s option, if an Event of Default exists at the lime the Renewal Notice is given. The Renewal Option will apply to all of the Premises. Any termination of this Lease terminates all rights under this Section 2.3. Any assignment of this Lease or subletting by Tenant of substantially all of the Premises terminates the Renewal Options unless (i) such assignment or subletting by Tenant is to an Affiliate of Tenant, (ii) such assignment or subletting does not require Landlord’s consent under the terms of Section 14.1.2 of this Lease, or (iii) Landlord consents in writing to the transfer of the Renewal Rights at the time of granting its consent to such an assignment or subletting.

2.4    Right of First Offer.

2.4.1    Additional Space. Subject to all of the terms and conditions set forth in this Section 2.4, Landlord hereby grants to Tenant, the continuous first right to lease for the Applicable Term additional square footage located on the third (3rd) floor of the Building (the “Additional Space”) consisting of approximately 8,199 rentable square feet and which is depicted on Exhibit C-2 attached hereto (the “Right of First Offer”). Tenant’s rights hereunder shall be subject to any renewal, expansion option, first right of offer, first right of refusal or similar rights previously granted to (i) any tenant of the Project as of the Effective Date, (ii) now or hereafter granted to Zayo Group, LLC and its successors and assigns; or, (iii) to any tenant leasing any portion of the Additional Space after Tenant fails to exercise any Right of First Offer or Right of First Refusal (collectively, the “Superior Rights”). The Superior Rights as of the date of the Lease are described on Exhibit F attached hereto. The “Applicable Term” for which any First Offer Space will be leased to Tenant pursuant to the Right of First Offer will always be coterminous with the Term of this Lease and will therefore be the remaining Term of this Lease as of the date on which Tenant first becomes obligated to pay Rent for such First Offer Space. If such remaining Term is less than two years, then Tenant will be required to exercise the Renewal Option in order to lease the subject Additional Space and therefore the Applicable Term will run until the end of the Renewal Term if applicable. In the event less than two years remains in the Renewal Term, this Right of First Offer shall be deemed to have expired and be null, void and of no further effect. If, at any time while the Right of First Offer is in effect, any Additional Space, that is Available for Lease. Landlord will, prior to binding itself to a lease of such space to any third party (other than a party exercising Superior Rights), except as subject to Tenant’s rights hereunder, notify Tenant (an “Offer Notice”) of the availability of such Additional Space and the terms and conditions that Landlord is willing to lease such Additional Space to Tenant. The Offer Notice shall provide for the following: (i) an improvement allowance, based on a per rentable square foot basis, equal to $59.00 multiplied by a fraction the numerator of which is the scheduled number of months remaining in the Term as of the date such Additional Space will be added to the Premises and the denominator of which is 84, and (ii) Basic Rent shall be equal on a per rentable square foot basis as the Basic Rent for the Suite 350 Premises as provided in Paragraph 6 of Section 1.2, which shall then become Basic Rent for the Additional Space to Fair Market Basic Rent, which shall then become Basic Rent for the Additional Space. Tenant will have until 5:00 p.m. on the seventh (7th) Business Day after Landlord’s delivery of an Offer Notice (the “ROFO Acceptance Deadline”) to notify Landlord that Tenant will lease all of the portion of the Additional Space described in the Offer Notice (an “ROFO Acceptance Notice “). If Tenant delivers its ROFO Acceptance Notice prior to the ROFO Acceptance Deadline, then Landlord and Tenant will execute an amendment to this Lease that incorporates such Additional Space into the Premises for the remaining Term hereof (including any renewal thereof), increases Tenant’s Share of Expenses Percentage to reflect the increase in rentable area of the Premises, provides for the Basic Rent to be paid by Tenant for the Additional Space for the remainder of the initial Term and for a tenant improvement allowance for improvements to such Additional Space per the Offer Notice. If Tenant does not exercise its Right of First Offer pursuant to the terms of this Section 2.4.1, Landlord may, subject to the provisions of Section 2.5, lease the Additional Space.

2.4.2    Limitations on Tenant’s Right of First Offer. The Right of First Offer shall be subject and subordinate to the Superior Rights. Landlord will have no obligation to give an Offer Notice and Tenant may not exercise the Right of First Offer during any time that either (i) any portion of the Premises is the subject of a sublease to a non-Affiliate, or (ii) an Event of Default exists. Any termination of this Lease terminates all rights under this Section 2.4. Any assignment of this Lease or subletting of substantially all of the Premises terminates the Right of First Offer unless (i) such assignment or subletting by Tenant is to an Affiliate of Tenant, (ii) such assignment does not require Landlord’s consent under the terms of Section 14.1.2 of this Lease, or (iii) Landlord consents in writing to the transfer of the Right of First Offer at the time of granting its consent to such an assignment or subletting.

2.5    Right of First Refusal.

2.5.1    First Right Space. Subject to all of the terms and conditions set forth in this Section 2.5, and subject to the Superior Rights, Landlord hereby grants to Tenant, the ongoing first right to lease for the Applicable Term the Additional Space (the “First Right”). The “Applicable Term” for which any such Additional Space shall be the term set forth in the Refusal Offer Notice (hereinafter defined). In the event less than three years remains in the initial Term of this Lease, Tenant will be required to exercise the Renewal Option in order to lease the subject Additional Space. In the event less than three years remains in the Renewal Term, this First Right shall be deemed to have expired and be null, void and of no further effect. If, at any time while the First Right is in effect, any Additional Space is Available to Lease, Landlord will, prior to binding itself to a lease of such space to any third party, notify Tenant of the portion of the Additional Space which is Available for Lease and shall provide Tenant with a copy of all the material terms and conditions of a bona fide offer Landlord wishes to accept, either in form of a proposal or a letter of intent signed by or on behalf of a third party (a “Refusal Offer Notice”). Tenant will have until 5:00 p.m. on the seventh (7th) Business Day after Landlord’s delivery of a Refusal Offer Notice (the “Acceptance Deadline”) to notify Landlord that Tenant will lease all of the portion of the Additional Space described in the Refusal Offer Notice (an “Acceptance Notice”). If Tenant delivers its Acceptance Notice prior to the Acceptance Deadline, then Landlord and Tenant will execute an amendment to this Lease that incorporates the applicable portion of the Additional Space into the Premises for the Applicable Term, increases Tenant’s Share of Expenses Percentage to reflect the increase in rentable area of the Premises, provides for the Basic Rent to be paid by Tenant for such portion of the Additional Space for the Applicable Term and for a tenant improvement allowance for improvements to such portion of the Additional Space per the Refusal Offer Notice. If Tenant fails to deliver its Acceptance Notice prior to the Acceptance Deadline, then, for a period of 120 days from and after the subject Acceptance Deadline (a “Leasing Period”), Landlord will be free, without further restriction, to enter into a lease with the third-party tenant (or an affiliate) who submitted the offer to Landlord for the portion of the Additional Space described in the subject Refusal Offer Notice. Except as provided in the immediately preceding sentence, Tenant’s failure to exercise the first right to lease in any one or more instances shall not affect its rights thereafter to lease the Additional Space under the terms of this Section 2.5.1.

2.5.2    Limitations on Tenant’s Right of First Refusal. The First Right of Refusal shall be subject and subordinate to the Superior Rights. Landlord will have no obligation to give a Right of First Refusal Notice and Tenant may not exercise the Right of First Refusal during any time that either (i) any portion of the Premises is the subject of a sublease to a non-Affiliate, or (ii) an Event of Default exists. Any termination of this Lease terminates all rights under this Section 2.5. Any assignment of this Lease or subletting by Tenant of substantially all of the Premises terminates the Right of First Refusal unless (i) such assignment or subletting by Tenant is to an Affiliate of Tenant, (ii) such assignment does not require Landlord’s consent under the terms of Section 14.1.2 of this Lease, or (iii) Landlord consents in writing to the transfer of the Right of First Refusal at the time of granting its consent to such an assignment or subletting.

2.6    Parking. Subject to the following provisions, during the Term (including any extension thereof, Landlord agrees to permit Tenant the use of, and Tenant agrees to pay the amounts described herein for the use of, up to the Maximum Number of Parking Spaces in the Parking Garage. In no event will Tenant have the right to rent more Parking Spaces than the Maximum Number of Parking Spaces, unless otherwise agreed by Landlord and Tenant.

Throughout the Term, Tenant will pay monthly rental for each of the Parking Spaces then rented by Tenant at the market rates in effect from time to time for covered parking spaces in the Parking Garage, which rental rate is currently $220.00 per unreserved space which is not a Tandem Parking Space, and $165.00 per unreserved Tandem Parking Space. Landlord will notify Tenant at least 30 days prior to any change in the monthly parking rates. Within the first year of the Term (the “Parking Determination Deadline”) Tenant will notify Landlord in writing of how many Parking Spaces (up to the Maximum Number of Parking Spaces) Tenant intends to occupy for the balance of the Term, as it may be extended pursuant to Section 2.3. If Tenant fails to notify Landlord by the Parking Determination Deadline, then Landlord will have no further obligation to provide Parking Spaces to Tenant under this Lease, other than the number of Parking Spaces being used by Tenant upon the Parking Determination Deadline. Tenant will have the right, from time to time, to relinquish one or more of its Parking Spaces as of the end of any calendar month, upon not less than 30 days’ prior notice. Upon such relinquishment, Landlord will have no further obligation to provide the relinquished Parking Space(s) to Tenant and Tenant will have no further obligation to pay Rent for such relinquished Parking Spaces. Tenant may also, from time to lime, request that the number of Parking Spaces then rented by Tenant be increased by any number up to the Maximum Number of Parking Spaces set forth in the Basic Terms and, the Landlord will make up to such number of Parking Spaces available to Tenant as soon as possible, provided, after the Parking Determination Deadline, any additional Parking Spaces requested by Tenant will be subject to availability on a first come basis. All monthly rent for the Parking Spaces will be payable in advance of the first day of each month for which such Rent is due to the same place as payments of Basic Rent (unless Landlord directs otherwise) and will be considered Rent under this Lease. Tenant’s rights to use the Parking Garage will be nonexclusive, except that Landlord will not grant any other party the right to use Tenant’s reserved Parking Spaces. No regular overnight parking in any of the Parking Spaces will be allowed. Tenant will also have the right to permit its employees, visitors and clients to use the Parking Garage in common with all other occupants of the Project and their respective employees, visitors and clients, subject to payment of the short-term parking rates then in effect and subject to availability. All of Tenant’s rights under this Section 2.6 will terminate upon the termination or expiration of this Lease. Tenant will not abuse its privileges with respect to the Parking Garage and will use the Parking Garage in accordance with Landlord’s reasonable rules and regulations.

ARTICLE 3

RENTAL AND OTHER PAYMENTS

3.1    Basic Rent. Tenant will pay Basic Rent in monthly installments to Landlord, in advance, without offset or deduction, commencing on the Commencement Date and continuing on the first day of each and every calendar month after the Commencement Date during the Term. Tenant will make all Basic Rent payments to Landlord in care of Property Manager at the address specified in Paragraph 9 of Section 1.2 or at such other place or in such other manner as Landlord may from time to time designate in writing (with such notice of change being provided at least 30 days prior to Tenant having to send any payments to the new address). Tenant will make all Basic Rent payments without Landlord’s previous demand, invoice or notice for payment. Landlord and Tenant will prorate, on a per diem basis. Basic Rent for any partial month within the Term. At Tenant’s election, Tenant shall have the right to pay Basic Rent and Additional Rent by ACH direct electronic deposit to an account specified by Landlord from time to time.

3.2    Additional Rent. Article 4 of this Lease requires Tenant to pay Tenant’s Share of Expenses pursuant to estimates Landlord delivers to Tenant. Tenant will make all estimated payments of Tenant’s Share of Expenses in accordance with Sections 4.3 and 4.4, without Landlord’s previous demand, invoice or notice for payment. Except as specifically set forth in this Lease, Tenant will pay all other Additional Rent described in this Lease that is not estimated under Sections 4.3 and 4.4 within 10 days after receiving Landlord’s invoice for such Additional Rent. Tenant will make all Additional Rent payments to the same location and, except as described in the previous sentence, in the same manner as Tenant’s Basic Rent payments and without deduction or offset.

3.3    Delinquent Rental Payments. If Tenant does not pay any installment of Basic Rent or Additional Rent within 5 days of the date on which the payment is due, then Tenant will pay Landlord (i) an additional amount equal to the interest on the delinquent payment calculated at the Maximum Rate from the date when the payment is due through the date the payment is made, and (b) a late payment charge equal to 5% of the amount of the delinquent payment. Landlord’s right to such compensation for the delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity.

3.4    Independent Obligations. Notwithstanding any contrary term or provision of this Lease, Tenant’s covenant and obligation to pay Rent is independent from any of Landlord’ covenants, obligations, warranties or representations in this Lease. Tenant will pay Rent without any right of offset or deduction.

ARTICLE 4

PROPERTY TAXES AND OPERATING EXPENSES

4.1    Payment of Expenses. Tenant will pay, as Additional Rent and in the manner this Article 4 describes, Tenant’s Share of Expenses for each and every calendar year of the Term Landlord will prorate Tenant’s Share of Expenses for the calendar year in which this Lease commences or terminates as of the Commencement Date or termination date, as applicable, on a per diem basis based on the number of days of the Term within such calendar year. Tenant shall only be obligated to pay Tenant’s Share of Expenses on 10,000 rentable square feet during the initial 12 months of the Term.

4.2    Estimation of Tenant’s Share of Expenses. At least 30 days before the start of each calendar of the Term, Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Taxes, (b) Operating Expenses, (c) Tenant’s Share of Expenses, and (d) the annual and monthly Additional Rent attributable to Tenant’s Share of Expenses.

4.3    Payment of Estimated Tenant’s Share of Expenses. Tenant will pay the amount Landlord estimates as Tenant’s Share of Expenses under Section 4.2 for each and every calendar year of the Term in equal monthly installments, in advance, commencing on the Commencement Date and continuing on the first day of each and every month during the Term. If Landlord has not delivered the estimate to Tenant by the first day of December prior to the applicable calendar year, Tenant will continue paying Tenant’s Share of Expenses based on Landlord’s estimate for the previous calendar year. When Tenant receives Landlord’s estimate for the current calendar year, Tenant will pay the estimated amount (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

4.4    Re-Estimation of Expenses. Landlord may re-estimate Expenses from time to time during the Term, but in no event shall a re-estimate occur more than twice in a 12 month period.. In such event, Landlord will re-estimate the monthly Additional Rent attributable to Tenant’s Share of Expenses to an amount sufficient for Tenant to pay the re-estimated monthly amount over the balance of the calendar year. Landlord will notify Tenant of the re-estimate and Tenant will pay the re-estimated amount in the manner provided in the last sentence of Section 4.3.

4.5    Confirmation of Tenant’s Share of Expenses. After the end of each calendar year within the Term, Landlord will determine the actual amount of Expenses and Tenant’s Share of Expenses for the expired calendar year and deliver to Tenant a written statement of such amounts. If Tenant paid less than the actual amount of Tenant’s Share of Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent in the manner Section 3.2 describes. If Tenant paid more than the actual amount of Tenant’s Share of Expenses specified in the statement, Landlord, at Landlord’s option, will, within 30 days after Landlord’s determination, either (a) refund the excess amount to Tenant, or (b) credit the excess amount against Tenant’s next due monthly installment or installments of estimated Additional Rent. If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute Landlord’s waiver of Landlord’s rights under this Section 4.5.

4.6    Tenant’s Inspection and Audit Rights. If (a) no uncured Event of Default exists under this Lease, (b) Tenant disputes Landlord’s determination of the actual amount of Expenses or Tenant’s Share of Expenses for any calendar year, and (c) Tenant delivers to Landlord written notice of the dispute within 90 days after Landlord’s delivery of the statement of such amount under Section 4,5, then Tenant (but not any subtenant or assignee), at its sole cost and expense, upon prior written notice and during regular business hours at a lime and place in the Denver, Colorado metropolitan area reasonably acceptable to Landlord (which may be the location where Landlord or Property Manager maintains the applicable records may cause a certified public accountant reasonably acceptable to Landlord to audit Landlord’s records relating to the disputed amounts and produce a report detailing the results of the audit. Tenant’s objection to Landlord’s determination of Expenses or Tenant’s Share of Expenses is deemed withdrawn unless Tenant completes and delivers a copy of the audit report io Landlord within 60 days after the date Tenant delivers its dispute notice to Landlord under this Section. If the audit report shows that the amount Landlord charged Tenant for Tenant’s

Share of Expenses was greater than the amount this Article 4 obligates Tenant to pay, then, unless Landlord reasonably contests the results the audit report describes, Landlord will refund the excess amount to Tenant, together with interest on the excess amount at the Maximum Rate (computed from the date Tenant delivers its dispute notice to Landlord) within 10 days after Landlord receives a copy of the audit report. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Expenses was greater than the amount this Article 4 obligates Tenant to pay, Tenant, within 30 days after receiving the audit report, will pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount stated in the audit report. Pending resolution of any audit under this Section, Tenant will continue to pay to Landlord the estimated amounts of Tenant’s Share of Expenses in accordance with Sections 4,3 and 4.4. Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this Section 4.6 describes and for Tenant’s own account.

4.7    Personal Property Taxes. Tenant, prior to delinquency, will pay all taxes charged against Tenant’s trade fixtures and other personal property. Tenant Will use all reasonable efforts to have such trade fixtures and other personal property taxed separately from the Building. If any of Tenant’s trade fixtures and other personal property are taxed with the Building, Tenant will pay the taxes attributable to Tenant’s trade fixtures and other personal property to Landlord as Additional Rent.

4.8    Landlord’s Right to Contest Property Taxes. Landlord is not obligated to but may contest the amount or validity, in whole or in part, of any Property Taxes. Landlord’s contest will be at Landlord’s sole cost and expense, except that if Property Taxes are reduced (or if a proposed increase is avoided or reduced) because of Landlord’s contest, Landlord may include in its computation of Property Taxes the costs and expenses Landlord incurred in connection with the contest, including, without limitation, reasonable attorneys’ fees, up to the amount of any reduction in Property Taxes Landlord realized from the contest or any increase in Property Taxes avoided or reduced in connection with the contest, as the case may be. Tenant may not contest Property Taxes.

4.9    Adjustment for Variable Operating Expenses. Notwithstanding any contrary language in this Article 4, if all of the rentable area of the Building is not occupied at all times during any calendar year pursuant to leases under which the terms have commenced for such calendar year, Landlord will reasonably and equitably adjust its computation of Operating Expenses for that calendar year to obligate all tenants in the Building to pay all components of Operating Expenses that vary based on occupancy (“Variable Expenses”) in an amount equal to Landlord’s reasonable estimate, consistently applied, of the amount Landlord would have incurred for such components of Operating Expenses had 95% of the rentable area of the Building been occupied at all times during such calendar year pursuant to leases under which the terms had commenced for such calendar year. Landlord will also equitably adjust Operating Expenses to account for any Operating Expense any tenant of the Building pays directly to a service provider. In the event, following such adjustment, the amounts paid to Landlord under this Section 4.9 exceed 100% of Landlord’s actual Variable Expenses, Landlord will, within 30 days after Landlord’s determination of the Variable Expenses, ratably rebate to Tenant Tenant’s share of such excess by either (a) refunding the excess amount to Tenant, or (b) crediting the excess amount against Tenant’s next due monthly installment or installments of estimated Additional Rent.

ARTICLE 5

USE

5.1    Permitted Use. Tenant will not use the Premises for any purpose other than general office purposes. Tenant will not use the Project or knowingly permit the Premises to be used in violation of any Laws or in any manner that would (a) violate any Certificate of Occupancy affecting the Project; (b) make void or voidable any insurance now or after the Effective Date in force with respect to the Project; (c) cause injury or damage to the Project or to the person or property of any other tenant on the Project; (d) knowingly cause substantial diminution in the value or usefulness of all or any part of the Project (reasonable wear and tear excepted); or (e) constitute a public or private nuisance or waste. Tenant will obtain and maintain, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Premises.

5.2    Acceptance of Premises. Except for the Warranty Terms, and except Landlord’s obligation to provide services as set forth in Article 7 below, Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises, the Building or the Project, specifically including, without limitation, any representation or warranty of suitability or fitness of the Premises, Building or the Project for any particular purpose. Subject to the Warranty Terms, Tenant’s occupancy of the Premises establishes Tenant’s acceptance of the Premises, the Building and the Project in an “AS IS-WHERE IS” condition.

5.3    Increased Insurance. Tenant will not knowingly do on the Project or permit to be done on the Premises anything that will (a) increase the premium of any insurance policy Landlord carries covering the Premises, the Building or the Project; (b) cause a cancellation of or be in conflict with any such insurance policy; (c) result in any insurance company’s refusal to issue or continue any such insurance in amounts satisfactory to Landlord; or (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of Tenant’s operations in the Premises or use of the Project. Tenant, at Tenant’s sole cost and expense, will comply with all rules, orders, regulations and requirements of insurers and of the American Insurance Association or any other organization performing a similar function. Tenant will reimburse Landlord, as Additional Rent, for any additional premium charges for such policy or policies resulting from Tenant’s failure to comply with the provisions of this Section 5.3.

5.4    Laws/Building Rules. This Lease is subject and subordinate to all Laws. A copy of the current Building Rules is attached to this Lease as Exhibit E. Landlord may amend the Building Rules from time to time in Landlord’s reasonable discretion; provided, however, that no such amendment to the Building Rules will materially and adversely affect Tenant’s rights under this Lease or materially enlarge Tenant’s obligations under this Lease.

5.5    Common Area. Landlord grants Tenant the non-exclusive right, together with all other occupants of the Building and their agents, employees and invitees, to use the Common Area during the Term, subject to all Laws. Landlord, at Landlord’s sole and exclusive discretion, may make changes to the Common Area. Landlord’s rights regarding the Common Area include, without limitation, the right to (a) restrain unauthorized persons from using the Common Area; (b) place permanent or temporary kiosks, displays, carts or stands in the Common Area and lease the same to tenants; (c) temporarily close any portion of the Common Area (i) for repairs, improvements or Alterations, (ii) to discourage unauthorized use, (iii) to prevent dedication or prescriptive rights, or (iv) for any other reason Landlord deems sufficient in Landlord’s judgment; (d) change the shape and size of the Common Area; (e) add, eliminate or change the location of any improvements located in the Common Area and construct buildings or other structures in the Common Area; and (f) impose and revise Building Rules concerning use of the Common Area or Parking Garage.

5.6    Signs. Landlord will provide to Tenant (a) one building standard tenant identification sign adjacent to the entry door of the Premises, and (b) one standard building lobby directory listing. The signs will conform to Landlord’s sign criteria. Landlord will maintain the signs in good condition and repair during the Term at Tenant’s sole cost and expense. Tenant will not install or permit to be installed in the Premises any other sign, decoration or advertising material of any kind that is visible from the exterior of the Premises. Landlord may immediately remove, at Tenant’s sole cost and expense, any sign, decoration or advertising material that violates this Section 5.6.

ARTICLE 6

HAZARDOUS MATERIALS

6.1    Compliance with Hazardous Materials Laws. Except as permitted by this Section 6.1, Tenant will not cause or permit any Hazardous Materia! to be brought upon, kept or used on the Project in a manner or for a purpose prohibited by or that could result in liability under any Hazardous Materials Law. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Project that Tenant brings upon, keeps or uses, or permits to be brought, kept or used, on the Project and will notify Landlord of any and all Hazardous Materials Tenant brings upon, keeps or uses, or permits to be brought, kept or used, on the Project (other than small quantities of office cleaning or other office supplies as are customarily used by a tenant in the ordinary course in a general office facility). On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Project (regardless of whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes or permits to be present in, on, under or about the Project. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in on, under or about the Project, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Project, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Project.

6.2    Notice of Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Project that result from or in any way relate to Tenant’s actions or inactions in the use of the Project immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person or entity, including Tenant, to any environmental agency relating to any Hazardous Material, including, without limitation, any complaints, notices, warnings or asserted violations. Tenant will also deliver to Landlord, as promptly as possible and in any event within five Business Days after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use of the Premises. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Premises. All such documentation will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager.

6.3    Disclosure and Warning Obligations. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises, the Building or the Project are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn.

6.4    Indemnification. Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Project (including, without limitation, water tables and atmosphere) that Tenant brings upon, keeps or uses on the Premises or Project. Tenant’s obligations under this Section 6.4 include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, clean-up, detoxification or decontamination of the Project; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Project; and (d) consultants’ fees, experts’ fees and response costs. Tenant’s obligations under this Section 6.4 survive the expiration or earlier termination of this Lease.

ARTICLE 7

SERVICES

7.1    Landlord’s Obligations. Landlord will provide the following services, the costs of which are included in Operating Expenses:

7.1.1    Janitorial Service. Janitorial service in the Premises, five times per week, including cleaning, trash removal, necessary dusting and vacuuming, maintaining towels, tissue and other restroom supplies and such other work as is customarily performed in connection with nightly janitorial services in office buildings similar in construction, location, use and occupancy to the Building. Landlord will also provide periodic interior and exterior window washing and cleaning and waxing of uncarpeted floors in accordance with Landlord’s schedule for the Building. The janitorial services furnished to the Premises will be as generally described on the attached Exhibit F.

7.1.2    Electrical Energy. Electrical energy to the Premises for lighting of 2.0 watts per square foot installed and for operating personal computers and other office machines and equipment for general office use of similar low electrical consumption plugged into electrical convenience outlets of 4.5 watts per square foot installed. Tenant will not use any equipment requiring electrical energy in excess of the above described wattages without receiving Landlord’s prior written consent, which consent Landlord will not unreasonably withhold but may condition on Tenant paying all costs of installing the equipment and facilities necessary to furnish such excess energy and an amount equal to the average cost per unit of electricity for the Building applied to the excess use as reasonably determined either by an engineer selected by Landlord or by submeter installed at Tenant’s expense. Landlord will replace all lighting bulbs, tubes, ballasts and starters within the Premises at Tenant’s sole cost and expense unless the costs of such replacement are included in Operating Expenses. If such costs are not included in Operating Expenses, Tenant will pay such costs as Additional Rent.

7.1.3    Heating, Ventilation and Air Conditioning. During Business Hours, heating, ventilation and air conditioning to the Premises sufficient to maintain, in Landlord’s reasonable judgment, comfortable temperatures in the Premises, and consistent with the Building’s design criteria and construction described on Exhibit G. During other times, Landlord will provide heat and air conditioning upon Tenant’s advance notice (given not later than 3:00 p.m. on the day on which such additional service is requested, or not later than 3.00 p.m. on the last Business Day before a day on which such additional service is requested that is not a Business Day). Tenant will pay Landlord, as Additional Rent, for such extended service on an hourly basis at the rate that Landlord reasonably establishes to reimburse Landlord for the actual costs of providing such service. If extended service is not a continuation of the service Landlord furnished during Business Hours, Landlord may require Tenant to pay for a minimum of four hours of such service. Landlord will provide air conditioning to the Premises based on standard lighting and general office use only.

7.1.4    Water. Hot and cold water from standard building outlets for lavatory, restroom and drinking purposes.

7.1.5    Elevator Service. Elevator service to be used by Tenant in common with other tenants. Landlord may restrict Tenant’s use of elevators for freight purposes to the freight elevator and to hours Landlord reasonably determines. Landlord may limit the number of elevators in operation at times other than Business Hours.

7.1.6    Security. Security within the Building and Parking Garage comparable in standards to that then typically provided in office buildings comparable (in age, type, quality, location and size to the Building) in lower downtown, Denver, Colorado, including a card key or similar access system that will restrict access to the Building, and to the floor(s) on which the Premises are located from the Building elevators, at times other than Business Hours on weekdays.

7.1.7    General Access. Subject to the Building Rules and other reasonable security restrictions, and except for matters beyond Landlord’s reasonable control, access to the Premises and Parking Garage on a 24 hours per day, seven days per week and 365 days per year basis.

7.2    Tenant’s Obligations. Tenant is solely responsible for paying directly to the applicable utility companies, prior to delinquency, all separately metered or separately charged utilities, if any, to the Premises or to Tenant. Such separately metered or charged amounts are not Operating Expenses. Except as provided in Section 7.1, Tenant will also obtain and pay for all other utilities and services Tenant requires with respect to the Premises (including, without limitation, hook-up and connection charges).

7.3    Other Provisions Relating to Services. No interruption in, or temporary stoppage of, any of the services this Article 7 describes is to be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor does any interruption or stoppage relieve Tenant from any obligation this Lease describes, render Landlord liable for damages or entitle Tenant to any Rent abatement; provided, however, that if water, electricity, elevator service or heating, ventilation and air condition which is to be provided by Landlord under this Section 7 shall be interrupted to such an extent it renders the Premises untenantable for their intended purposes (i) as a result of the negligence or willful misconduct of Landlord or its agents, employees or contractors, or (ii) as a result of an occurrence that is within the reasonable control of the Landlord and such interruption shall continue for a period in excess of five (5) consecutive Business Days after notice from Tenant, then Basic Rent shall thereafter be equitably abated or reduced through the date such interruption shall cease. Landlord is not required to provide any heal, air conditioning, electricity or other service in excess of that permitted by mandatory governmental guidelines or other Laws. Landlord has the exclusive right and discretion to select the provider of any utility or service to the Building and to determine whether the Premises or any other portion of the Building may or will be separately metered or separately supplied. Notwithstanding any contrary language in this Lease, Tenant may not obtain utility services directly from any supplier other than the supplier Landlord selects. Landlord reserves (he right, from Lime to lime, to make reasonable and non-discriminatory modifications to the above standards for utilities and services so long as the standards are not reduced to a level below those generally implemented by the owners and operators of Comparable Buildings.

7.4    Tenant Devices. Tenant will not, without Landlord’s prior written consent, use any apparatus or device in or about the Premises that causes substantial noise, odor or vibration. Tenant will not connect any apparatus or device to electrical current or water except through the electrical and water outlets Landlord installs in the Premises.

ARTICLE 8

MAINTENANCE AND REPAIR

8.1    Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord will repair and maintain (or, in accordance with the Project Documents, cause to be repaired and maintained) the following in good order, condition and repair consistent with Comparable Buildings: (a) the foundations, exterior walls, structural systems, Parking Garage, and roof of the Building; (b) the electrical, mechanical, plumbing, heating and air conditioning systems, facilities and components located in the Building and used in common by all tenants of the Building; (c) the Common Area (subject to all other terms and conditions of this Lease relating to the Common Area); and (d) those windows, doors, plate glass and exterior wall surfaces adjacent to the Common Area. Subject to the Tenant’s right to abatement of Basic Rent as provided under Section 7.3, neither Basic Rent nor Additional Rent will be reduced, nor will Landlord be liable, for loss or injury to or interference with Tenant’s property, profits or business arising from or in connection with Landlord’s performance of its obligations under this Section 8.1.

8.2    Tenant’s Obligations.

8.2.1    Maintenance of Premises. Except as otherwise specifically provided in this Lease, Landlord is not required to furnish any services or facilities, or to make any repairs or Alterations, in, about or to the Premises, the Building or the Project. Except as specifically described in Section 8.1, Article 12, Article 13, Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises. Except as specifically described in Section 8.1, Article 12, Article 13, Tenant, at Tenant’s sole cost and expense, will keep and maintain the Premises (including, without limitation, all non-structural interior portions, systems and equipment; interior surfaces of exterior walls; interior moldings, partitions and ceilings; and interior electrical, lighting and plumbing fixtures) in good order, condition and repair, reasonable wear and tear and damage from insured casualties excepted. Tenant will keep the Premises in a neat and sanitary condition and will not commit any nuisance or waste in, on or about the Premises or the Project. If Tenant damages or injures the Common Area or any part of the Project other than the Premises, Landlord will repair the damage and Tenant will pay Landlord for all uninsured costs and expenses of Landlord in connection with the repair as Additional Rent. Tenant is solely responsible for and, to the fullest extent allowable under the Laws, releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from, the cost of repairing, and any Claims resulting from, any penetrations or perforations of the roof or exterior walls of the Building Tenant causes. Tenant will maintain the Premises in a first-class and fully operative condition. Tenant’s repairs will be at least equal in quality and workmanship to the original work and Tenant will make the repairs and perform maintenance in accordance with all Laws.

8.2.2    Alterations Required by Laws. If any governmental authority requires any Alteration to the Building or the Premises as a result of Tenant’s particular use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant, or if Tenant’s particular use of the Premises subjects Landlord or the Building or Project to any obligation under any Laws, Tenant will pay the cost of all such Alterations or the cost of compliance, as the case may be. If any such Alterations are Structural Alterations, Landlord will make the Structural Alterations; provided, however, that Landlord may require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Structural Alterations (including, without limitation, reasonable overhead and administrative costs). If the Alterations are not Structural Alterations, Tenant will make the Alterations at Tenant’s sole cost and expense in accordance with Article 9.

ARTICLE 9

CHANGES AND ALTERATIONS

9.1    Landlord Approval. Tenant will not make any Structural Alterations to the Premises or any Alterations to the Common Area. Tenant will not make any other Alterations without Landlord’s prior written consent, which consent Landlord will not unreasonably withhold or delay; provided, however, that Landlord may require, as a condition of its consent, that Tenant remove the Alterations at the end of the Term and repair all damage caused by such removal. Landlord may also otherwise condition its consent in its reasonable discretion. Along with any request for Landlord’s consent, Tenant will deliver to Landlord plans and specifications for the Alterations and names and addresses of all prospective contractors for the Alterations. If Landlord approves the proposed Alterations, Tenant, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, will deliver to Landlord for Landlord’s reasonable approval copies of all contracts, proof of insurance required by Section 9.2, copies of any contractor safety programs, copies of all necessary permits and licenses and such other information relating to the Alterations as Landlord reasonably requests. Tenant will not commence the Alterations before Landlord, in Landlord’s reasonable discretion, approves the foregoing deliveries. Tenant will construct all approved Alterations or cause all approved Alterations to be constructed (a) promptly by a contractor Landlord approves in writing in Landlord’s reasonable discretion, (b) in a good and workmanlike manner, (c) in compliance with all Laws, (d) in accordance with all orders, rules and regulations of the Board of Fire Underwriters having jurisdiction over the Premises and any other body exercising similar functions, (e) during times that Landlord reasonably determines in order to minimize interference with other tenants’ use and enjoyment of the Building, and (f) in full compliance with the Project Documents and all of Landlord’s rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Building. Notwithstanding anything to the contrary contained herein, Tenant shall have the right, without Landlord’s consent but with prior written notice to Landlord in compliance with the provisions of Section 9.4, to make cosmetic interior, non-structural Alterations to the Premises that do not involve or affect the Building’s electrical, plumbing, HVAC, mechanical or life safety systems, having an aggregate cost of $10,000.00 or less in each calendar year during the Term of this Lease, provided that all such Alterations shall be performed in compliance with the items (a), (b), (c), (d), (e) and (f) as set forth in the immediately preceding sentence of this Section 9.1.

9.2    Tenant’s Responsibility for Cost and Insurance. Tenant will pay the cost and expense of all Alterations, including, without limitation, a reasonable charge for Landlord’s review, inspection and engineering time, and for any painting, restoring or repairing of the Premises or the Building the Alterations occasion. Prior to commencing the Alterations, Tenant will deliver the following to Landlord in form and amount reasonably satisfactory to Landlord: (a) demolition (if applicable) and payment and performance bonds, (b) builder’s “all risk” insurance in an amount at least equal to the value of the Alteration; (c) evidence that Tenant has in force commercial general liability insurance insuring against construction related risks, in at least the form, amounts and coverages required of Tenant under Article 11 and (d) copies of all applicable contracts and of all necessary permits and licenses. The insurance policies described in clauses (b) and (c) of this Section 9.2 must name Landlord, Landlord’s lender (if any) and Property Manager as additional insureds.

9.3    Construction Obligations and Ownership. Landlord may inspect construction of the Alterations. Immediately after completing the Alterations, Tenant will furnish Landlord with contractor affidavits, full and final lien waivers and receipted bills covering all labor and materials expended and used in connection with the Alterations. Tenant will remove any Alterations Tenant constructs in violation of this Article 9 within 10 days after Landlord’s written request and in any event prior to the expiration or earlier termination of this Lease. All Alterations Tenant makes or installs (excluding all telephone, computer and other wiring and cabling located within the wall and outside the Premises (collectively, “Tenant’s Cabling”) and Tenant’s movable trade fixtures, furniture and equipment) become the property of Landlord and a part of the Building immediately upon installation, except those Alterations that Landlord, at the time Landlord consents to their installation, requires be removed by Tenant at the end of the Term, which Alterations will remain Tenant’s property. Tenant shall remove all Tenant’s Cabling within three (3) Business Days following the expiration or earlier termination of this Lease and Tenant shall not be obligated to pay any Rent or charges for such three Business Day period. Except for any such Alterations that Tenant is required to remove at the end of the Term (which Tenant will remove in accordance with Section 17.1), Tenant will surrender al! Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord. Tenant’s obligations under this Section 9.3 shall survive the expiration or earlier termination of this Lease.

9.4    Liens. Tenant will keep the Building and the Project free from any mechanics’, materialmen’s, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant will notify Landlord in writing 20 days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. If any such liens are filed and Tenant, within 15 days after such filing, does not release the same of record or provide Landlord with a bond or other security satisfactory to Landlord protecting Landlord and the Building and Project against such liens, Landlord, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, may cause such liens to be released by any means Landlord deems proper, including, without limitation, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Additional Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys’ fees and costs).

9.5    Indemnification. To the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Building and Project from and against any Claims in any manner relating to or arising out of any Alterations or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

ARTICLE 10

RIGHTS RESERVED BY LANDLORD

10.1    Landlord’s Entry. Landlord and its authorized representatives may at all reasonable times and upon reasonable notice to Tenant enter the Premises to: (a) inspect the Premises; (b) show the Premises to prospective purchasers and mortgagees; (c) show the Premises to prospective tenants (but only during the last nine months of the Term or at any time following an Event of Default); (d) post notices of non-responsibility or other protective notices available under the Laws; or (e) exercise and perform Landlord’s rights and obligations under this Lease. Landlord, in the event of any emergency, may enter the Premises without notice to Tenant. Landlord’s entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. Tenant will also permit Landlord (or its designees) to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord reasonably determines that such activities are necessary or appropriate for properly operating and maintaining the Building. However, notwithstanding the above Landlord acknowledges that Tenant works with sensitive and confidential personal health information of its members and patients and Landlord agrees to implement commercially reasonable procedures for entering upon the Premises so as not to view, read, copy, photograph, or otherwise capture or be exposed to such confidential personal health information.

10.2    Control of Property. Landlord reserves all rights respecting the Building and Premises not specifically granted to Tenant under this Lease, including, without limitation, the right to: (a) change the name of the Building; (b) designate and approve all types of signs, window coverings, internal lighting and other aspects of the Premises and its contents that may be visible from the exterior of the Premises; (c) grant any party the exclusive right to conduct any business or render any service in the Building, provided such exclusive right to conduct any business or render any service in the Building does not prohibit Tenant from any permitted use for which Tenant is then using the Premises; (d) prohibit Tenant from installing vending or dispensing machines of any kind in or about the Premises other than those Tenant installs in the Premises solely for use by Tenant’s employees; (e) close the Building after Business Hours, except that Tenant and its employees and invitees may access the Premises after Business Hours in accordance with such rules and regulations as Landlord may prescribe from time to time for security purposes; (f) install, operate and maintain security systems that monitor, by closed circuit television or otherwise, all persons entering or leaving the Building; (g) install and maintain pipes, ducts, conduits, wires and structural elements in the Premises that serve other parts or other tenants of the Building; and (h) retain and receive master keys or pass keys to the Premises and all doors in the Premises. Anything in this Section 10.2 or elsewhere in this Lease to the contrary notwithstanding, Landlord is not responsible for the security of persons or property on the Project and Landlord is not and will not be liable in any way whatsoever for any breach of security except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees.

ARTICLE 11

INSURANCE AND CERTAIN WAIVERS AND INDEMNIFICATIONS

11.1    Tenant’s Insurance Obligations. Tenant, at all times during the Term and during any early occupancy period, at Tenant’s sole cost and expense, will maintain the insurance this Section 11.1 describes.

11.1.1    Liability Insurance. Commercial general liability insurance (providing coverage at least as broad as the current ISO form) with respect to the Premises and Tenant’s activities in the Premises and upon and about the Project, on an “occurrence” basis, with coverage of $5,000,000 in the aggregate, which coverage amount may be satisfied by a commercial genera! liability policy or in combination with an umbrella policy and/or an excess liability policy. Such insurance must include specific coverage provisions or endorsements (a) for broad form contractual liability insurance insuring Tenant’s obligations under this Lease; (b) naming Landlord and Property Manager as additional insureds by an “Additional Insured-Managers or Lessors of Premises” endorsement (or equivalent coverage or endorsement); (c) waiving the insurer’s subrogation rights against all Landlord Parties; (d) providing Landlord with at least 30 days prior notice of cancellation, non-renewal or expiration; (e) expressly stating that Tenant’s insurance will be provided on a primary and non-contributory basis and (f) providing that the insurer has a duty to defend all insureds under the policy (including additional insureds), and that defense costs are paid in addition to and do not deplete the policy limits. If Tenant provides such liability insurance under a blanket policy, the insurance must be made specifically applicable to the Premises and this Lease on a “per location” basis.

11.1.2    Property Insurance. At Tenant’s option, property insurance on Tenant’s trade fixtures and other personal property within the Premises and business income insurance covering loss of income from Tenant’s business in the Premises.

11.1.3    Other Tenant’s Insurance. Such other insurance as may be required by any Laws from time to time. If insurance obligations generally required of tenants in similar space in Comparable Buildings (“Similar Tenants”) or otherwise change, Landlord may correspondingly increase or otherwise change Tenant’s insurance obligations under this Lease, provided such insurance coverage is generally available to Similar Tenants at commercially reasonable rates.

11.1.4    Miscellaneous Tenant’s Insurance Provisions. All of Tenant’s insurance will be written by companies rated at least A-/VI by A.M. Best Insurance Service and licensed in the State of Colorado. Tenant will deliver certificates evidencing the insurance coverage required under this Lease in the form hereinafter described, or other evidence of insurance satisfactory to Landlord, (a) on or before the Commencement Date (and prior to any earlier occupancy by Tenant), (b) not later than 30 days prior to the expiration of any current policy or certificate, and (c) at such other times as Landlord may reasonably request. Tenant will deliver an ACORD Form 25 (or equivalent) certificate and will attach or cause to be attached to the certificate copies of the endorsements this Section 11.1 requires (including specifically, but without limitation, the “additional insured” endorsement). Tenant’s insurance must permit waiver of subrogation as provided in Section 11.3.1.

11.1.5    Tenant’s Failure to Insure. Notwithstanding any contrary language in this Lease and any notice and cure rights this Lease provides Tenant, if Tenant fails to provide Landlord with evidence of insurance as required under Section 11.1.4 within five Business Days after Landlord notifies Tenant that evidence of insurance has not been received, Landlord may assume that Tenant is not maintaining the insurance Section 11.1 requires Tenant to maintain and Landlord may, but is not obligated to, without further demand upon Tenant or notice to Tenant and without giving Tenant any cure right or waiving or releasing Tenant from any obligation contained in this Lease, obtain such insurance for Landlord’s benefit. In such event, Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs obtaining such insurance. Landlord’s exercise of its rights under this Section 11.1.5 does not relieve Tenant from any default under this Lease.

11.1.6    No Limitation. Landlord’s establishment of minimum insurance requirements is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.

11.2    Landlord’s Insurance Obligations. Landlord will (except for the optional coverages and endorsements Section 11.2.1 describes) at all times during the Term maintain (or, in accordance with the Project Documents, cause to be maintained) the insurance this Section 11.2 describes. All premiums and other costs and expenses Landlord incurs in connection with maintaining such insurance are Operating Expenses.

11.2.1    Property Insurance. Property insurance on the Building (including any leasehold improvements or other Alterations then owned by Landlord) in an amount not less than the full insurable replacement cost of the Building insuring against loss or damage by fire and such other risks as are covered by the current ISO Special Form policy. Landlord, at its option, may obtain such additional coverages or endorsements as Landlord deems appropriate or necessary, including, without limitation, insurance covering foundation, grading, excavation and debris removal costs; business income and rent loss insurance; boiler and machinery insurance; ordinance or laws coverage; earthquake insurance; flood insurance; and other coverages. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will not cover or be applicable to any personal property or trade fixtures of Tenant within the Premises or otherwise located at the Project or any other such property (including, without limitation, that of third parties) in Tenant’s care, custody or control at the Project.

11.2.2    Liability Insurance. Commercial general liability insurance with respect to the Common Area, the operation of the Common Area by Landlord or the other owners of the Project and Landlord’s activities upon and about the Project in such amounts as Landlord deems necessary or appropriate. Such liability insurance will protect only Landlord and, at Landlord’s option, Landlord’s lender and some or all of the Landlord Parties, and does not replace or supplement the liability insurance this Lease obligates Tenant to cany.

11.3    Waivers and Releases of Claims and Subrogation.

11.3.1    By Tenant. To the extent not prohibited by the Laws, Tenant, on behalf of Tenant and its insurers, waives, releases and discharges the Landlord Parties from all Claims arising out of damage to or destruction of the Premises, Building or Project or Tenant’s trade fixtures, other personal property or business, and any loss of use or business interruption, regardless whether any such Claim results from the negligence or fault of any of the Landlord Parties or otherwise, occasioned by any fire or other casualty or occurrence whatsoever (whether similar or dissimilar), including, without limitation, (a) any existing or future condition, defect, matter or thing in or on the Premises, Building or Project, (b) any equipment or appurtenance becoming out of repair, (c) any occurrence, act or omission of any of the Landlord Parties, any other tenant or occupant of the Building or any other person (d) damage caused by the flooding of basements or other subsurface areas, and (e) damage caused by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, noise or the bursting or leaking of pipes or plumbing fixtures. The waiver this Section 11.3.1 describes applies regardless whether any such damage results from an act of God, an act or omission of other tenants or occupants of the Project or an act or omission of any other person and regardless whether insurance coverage against any such risks is obtainable. Tenant will look only to Tenant’s insurance coverage (regardless whether Tenant maintains any such coverage) in the event of any such Claim. Tenant’s trade fixtures, other personal property and all other property (including, without limitation, that of third parties) in Tenant’s care, custody or control, is located at the Project at Tenant’s sole risk. Landlord is not liable for any damage to such property or for any theft, misappropriation or loss of such property, except to the extent caused by Landlord’s gross negligence or intentional misconduct. Except as specifically provided in Section 11.2, Tenant is solely responsible for providing such insurance as may be required to protect Tenant, its employees and invitees against any injury, loss, or damage to persons or property occurring in or at the Premises, Building or Project, including, without limitation, any loss of business or profits from any casualty or other occurrence at the Project.

11.3.2    By Landlord. To the extent not expressly prohibited by the Laws, and except for any claims, demands or damages suffered by Landlord because Tenant willfully or negligently causes a release of Hazardous Materials on the Project, Landlord, on behalf of Landlord and its insurers, waives, releases and discharges Tenant from all claims or demands whatsoever arising out of damage to or destruction of the Building or Project, or loss of use of the Building or Project, occasioned by fire or other casualty, regardless whether any such claim or demand results from the negligence or fault of Tenant, or otherwise, and Landlord will look only to Landlord’s insurance coverage (regardless whether Landlord maintains any such coverage) in the event of any such claim. Landlord’s policy or policies of property insurance will permit waiver of subrogation as provided in this Section 11.3.2.

11.4    Tenant’s Indemnification of Landlord. In addition to Tenant’s other indemnification obligations in this Lease but subject to Section 11.3.2, Tenant, to the fullest extent allowable under the Laws, releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims made by third parties (a) arising from any breach or default by Tenant in the performance of any of Tenant’s covenants or agreements in this Lease, (b) arising from any act, omission, negligence or misconduct of Tenant, (c) arising from any accident, injury, occurrence or damage in, about or to the Premises, (d) to the extent caused in whole or in part by Tenant, arising from any accident, injury, occurrence or damage in, about or to the Project, (e) arising from proceedings instituted by Tenant or by or against any person holding any interest in the Premises (other than Landlord) by, under or through Tenant, to which any of the Landlord Parties becomes or is made a party to the proceeding, (f) arising from the foreclosure of any lien for labor or material furnished to or for Tenant or such other person or (g) otherwise arising out of or resulting from any act or omission of Tenant or such other person.

11.5    Landlord’s Indemnification of Tenant. Landlord, to the fullest extent allowable under the Laws, releases and will indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant from and against all Claims made by third parties (a) arising from any breach or default by Landlord in the performance of any of Landlord’s covenants or agreements in this Lease, (b) arising from any act, omission, negligence or misconduct of Landlord or the Property Manager, or (c) except to the extent caused in whole or in part by Tenant, Claims arising from any accident, injury, occurrence or damage in, about or to the Project (other than the Premises).

11.6    Waiver of Certain Damages. Anything contained in this Lease to the contrary notwithstanding, except for (i) Tenant’s indemnification obligations in Sections 6.4 and 17.1, and (ii) Tenant’s failure to maintain insurance coverages required in Section 11.1, neither Landlord nor Tenant shall be liable to the other for consequential, special or punitive damages, including, without limitation, lost profits.

ARTICLE 12

DAMAGE OR DESTRUCTION

12.1    Tenantable Within 180 Days; Rent Abatement. Except as provided in Section 12.3, if fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that it can make the Premises tenantable within 180 days after the date of the casualty, then Landlord will so notify Tenant and Landlord will perform or cause to be performed the repair and restoration described in Section 12.5. Landlord will provide the notice within 30 days after the date of the casualty. In such case, this Lease remains in full force and effect, but Basic Rent and Tenant’s Share of Expenses for the period during which the Premises are untenantable abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises) and Tenant’s Rent for parking spaces in the Parking Garage also abates in proportion to the number of parking spaces not used by Tenant during such period.

12.2    Not Tenantable Within 180 Days. If fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that it cannot make the Premises tenantable within 180 days after the date of the casualty, then Landlord will so notify Tenant within 30 days after the date of the casualty and may, in such notice, terminate this Lease effective on the dale of Landlord’s notice. If Landlord does not terminate this Lease as provided in this Section 12.2, Tenant may terminate this Lease by notifying Landlord within 30 days after the date of Landlord’s notice, which termination will be effective 30 days after the date of Tenant’s notice. If Tenant fails to give such notice of termination within such 30-day period, then Tenant will have no further right to terminate this Lease under this Section 12.2 as a result of such fire or other casualty.

12.3    Building Substantially Damaged. Notwithstanding the terms and conditions of Section 12.1, if the Building is damaged or destroyed by fire or other casualty (regardless whether the Premises is affected) and either (a) fewer than 15 months remain in the Term, or (b) the damage reduces the value of the Building by more than 50% (as Landlord reasonably determines value before and after the casually), then, regardless whether Landlord determines (in Landlord’s reasonable discretion) that it can make the Building tenantable within 180 days after the date of the casualty, Landlord, at Landlord’s option, by notifying Tenant in writing within 30 days after the casualty, may terminate this Lease effective on the date of Landlord’s notice.

12.4    Insufficient Proceeds. Notwithstanding any contrary language in this Article 12, if this Article 12 obligates Landlord to repair damage to the Premises or Building caused by fire or other casualty, or to cause any such damage to portions of the Common Area outside the Building to be repaired and restored, and there are insufficient insurance proceeds received (excluding any deficiency caused by the amount of any policy deductible) to repair all of the damage, or if Landlord’s lender does not allow Landlord to use sufficient proceeds to repair all of the damage, then Landlord, in Landlord’s sole and absolute discretion, by notifying Tenant within 30 days after the casualty, may terminate this Lease effective on the date of Landlord’s notice.

12.5    Landlord’s Repair Obligations. If this Lease is not terminated under Sections 12.2 through 12.4 following a fire or other casualty, then Landlord will repair and restore the Premises and the Building, and cause any damaged portions of the Common Area outside the Building to be repaired and restored, to as near their condition prior to the fire or other casualty as is reasonably possible with al! commercially reasonable diligence and speed (subject to delays caused by Tenant or Force Majeure). In no event is Landlord obligated to repair or restore any special equipment or improvements installed by Tenant, any Alterations that Tenant is required to remove at the end of the Term or any personal or other property of Tenant. Landlord will, if necessary, equitably adjust Tenant’s Share of Expenses Percentage to account for any reduction in the rentable area of the Premises or Building resulting from a casualty.

12.6    Rent Apportionment Upon Termination. If either Landlord or Tenant terminates this Lease under this Article 12, Landlord will apportion Basic Rent, Tenant’s Share of Expenses and Rent for the Parking Spaces on a per diem basis and Tenant will pay the Basic Rent, Tenant’s Share of Expenses and parking Rent to (a) the date of the fire or other casualty if the event renders the Premises completely untenantable, or (b) if the event does not render the Premises completely untenantable, the effective date of such termination; provided that (i) if a portion of the Premises is rendered untenantable, but the remaining portion is tenantable, then Tenant’s obligation to pay Basic Rent and Tenant’s Share of Expenses abates pro rata (based upon the rentable area of the untenantable portion of the Premises divided by the rentable area of the entire Premises) from the date of the casualty and Tenant will pay the unabated portion of the Rent to the date of such termination, and (ii) Tenant’s Rent for parking spaces in the Parking Garage also abates in proportion to the number of parking spaces not used by Tenant during the period from the dated of the casualty to the effective date of such termination.

12.7    Exclusive Casualty Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a casualty. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights (by virtue of a casualty) not specifically described in this Article 12.

ARTICLE 13

EMINENT DOMAIN

13.1    Termination of Lease. If a Condemning Authority desires to effect a Taking of all or any material part of the Building or Common Area, Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant’s intended purposes, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Building or Common Area taken. Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building or Common Area or if a Taking reduces the value of the Building by 50% or more (as reasonably determined by Landlord), regardless whether the Premises is affected, then Landlord, in Landlord’s sole and absolute discretion, by notifying Tenant prior to the date the Condemning Authority takes possession of the portion of the Building or Common Area taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Building or Common Area taken.

13.2    Landlord’s Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 13.1 and the Taking includes a portion of the Premises, this Lease automatically terminates as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Basic Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Baste Reni provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable area of the Premises prior to the Taking. Landlord will also equitably adjust Tenant’s Share of Expenses Percentage for the same period to account for the reduction in the rentable area of the Premises or the Building resulting from the Taking. Tenant’s obligation to pay Basic Rent and Tenant’s Share of Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.

13.3    Tenant’s Participation. Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking, Accordingly, Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments. Tenant may prove in any condemnation proceedings and may receive any separate award for damages to or condemnation of Tenant’s movable trade fixtures and equipment and for moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold.

13.4    Exclusive Taking Remedy. The provisions of this Article 13 are Tenant’s sole and exclusive rights and remedies in the event of a Taking. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 13.

ARTICLE 14

TRANSFERS

14.1    Restriction on Transfers.

14.1.1    General Prohibition. Except as set forth in Section 14.1.2, Tenant will not cause or suffer a Transfer without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld. Landlord may also, at Landlord’s option by notifying Tenant, terminate this Lease with respect to any portion of the Premises that would be affected by such Transfer. Tenant’s request for consent to a Transfer must describe in detail the parties, terms and portion of the Premises affected. Landlord will notify Tenant of Landlord’s election to consent, withhold consent and/or terminate within 10 Business Days after receiving Tenant’s written request for consent to the Transfer. In the event Landlord elects to terminate this Lease, Tenant shall have the right to rescind its request for consent to such Transfer provided that written notice of such rescission is delivered to Landlord within 10 Business Days after Tenant’s receipt of Landlord selection to terminate the Lease. Without limitation of the circumstances in which Landlord’s withholding of consent to a Transfer shall not be unreasonable, it shall not be unreasonable for Landlord to withhold its consent if the reputation, financial responsibility, or business of the proposed transferee is unsatisfactory to Landlord (in the exercise of Landlord’s reasonable discretion), or if Landlord deems (in the exercise of Landlord’s reasonable discretion) such business to be not consonant with that of other tenants in the Building, or if the intended use by the proposed transferee conflicts with any commitment made by Landlord to any other tenant in the Building, or if in Landlord’s reasonable judgment, the transfer will have financial consequences materially adverse to Landlord’s interest, or if the proposed transferee is a Prohibited Entity. Tenant will, in connection with requesting Landlord’s consent, provide Landlord with a copy of any and all documents and information regarding the proposed Transfer and the proposed transferee as Landlord reasonably requests. No Transfer, including, without limitation, a Transfer under Section 14.1.2, releases Tenant from any liability or obligation under this Lease and Tenant remains liable to Landlord after such a Transfer as a principal and not as a surety. If Landlord consents to any Transfer, Tenant will pay to Landlord, as Additional Rent, 50% of any amount Tenant receives on account of the Transfer (excluding reasonable brokerage commissions, tenant improvement allowance, attorneys’ fees, marketing costs and other similar costs and expenses Tenant incurs in connection with the Transfer and certifies to Landlord in writing) in excess of the amounts this Lease otherwise requires Tenant to pay. In no event may Tenant cause or suffer a Transfer to another tenant of the Building, Any attempted Transfer in violation of this Lease is null and void and constitutes an Event of Default under this Lease.

14.1.2    Transfers to Affiliates. Tenant, without Landlord’s consent (provided an uncured Event of Default does not then exist), may cause a Transfer to an Affiliate if Tenant (a) notifies Landlord at least 30 days prior to such Transfer; (b) delivers to Landlord, at the time of Tenant’s notice, current financial statements of Tenant and the proposed transferee that are reasonably acceptable to Landlord; and (c) the transferee assumes and agrees in a writing delivered to and reasonably acceptable to Landlord to perform Tenant’s obligations under this Lease arising after such Transfer and to observe all terms and conditions of this Lease. Landlord’s right described in Section 14.1.1 to share in any profit Tenant receives from a Transfer permitted under this Section 14.1.2 and Landlord’s termination right under Section 14.1.1 does not apply to any Transfer this Section 14.1.2 permits.

14.2    Costs. Tenant will pay to Landlord, as Additional Rent, an administrative fee not to exceed $500.00 plus Landlord’s actual, demonstrable costs and expenses paid to third parties incurred in connection with any request by Tenant for Transfer (when consent is required under this Lease), including, without limitation, reasonable attorneys’ fees and costs, regardless whether Landlord consents to the Transfer.

ARTICLE 15

DEFAULTS; REMEDIES

15.1    Events of Default. The occurrence of any of the following constitutes an “Event of Default” by Tenant under this Lease:

15.1.1    Failure to Pay Rent. Tenant fails to pay Basic Rent, any monthly installment of Tenant’s Share of Expenses or any other Additional Rent amount as and when due and such failure continues for five days after Landlord notifies Tenant of Tenant’s failure to pay Rent when due.

15.1.2    Failure to Perform. Tenant breaches or fails to perform any of Tenant’s nonmonetary obligations under this Lease and the breach or failure continues for a period of 30 days after Landlord notifies Tenant of Tenant’s breach or failure; provided that if Tenant cannot reasonably cure its breach or failure within a 30 day period, Tenant’s breach or failure is not an Event of Default if Tenant commences to cure its breach or failure within the 30 day period and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed 90 days after the expiration of the 30 day period. Notwithstanding any contrary language contained in this Section 15.1.2, Tenant is not entitled to any notice or cure period before an uncurable breach of this Lease (or failure) becomes an Event of Default.

15.1.3    Misrepresentation. The existence of any material misrepresentation or omission in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant or any Guarantor in connection with (a) Tenant’s negotiation or execution of this Lease; (b) Landlord’s evaluation of Tenant as a prospective tenant at the Building; (c) any proposed or attempted Transfer; or (d) any consent or approval Tenant requests under this Lease.

15.1.4    Other Defaults. (a) Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant; (c) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Tenant and is not dismissed within 60 days; (d) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within 30 days; or (e) substantially all of Tenant’s assets, substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure not discharged within 30 days. If a court of competent jurisdiction determines that any act described in this Section 15.1.4 does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant Transfers Tenant’s interest hereunder, then Landlord is entitled to receive, as Additional Rent, the amount by which the Rent (or any other consideration) paid in connection with the Transfer exceeds the Rent otherwise payable by Tenant under this Lease.

15.2    Remedies. Upon the occurrence of any Event of Default, Landlord, at any time and from time to time, and without preventing Landlord from exercising any other right or remedy, may exercise any one or more of the following remedies:

15.2.1    Termination of Tenant’s Possession; Re-entry and Reletting Right. Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease. In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay al) Rent as and when due under this Lease, (f Landlord terminates Tenant’s right to possess the Premises, Landlord is not obligated to but may re-enter the Premises and remove all persons and property from the Premises. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant. Upon such re-entry, Landlord is not obligated to but may relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant is immediately liable to Landlord for all Re-entry Costs and must pay Landlord the same within five days after Landlord’s notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant will continue to pay Rent when due under this Lease and Landlord will refund to Tenant the Net Rent Landlord actually receives from the reletting up to a maximum amount equal to the Rent Tenant paid that came due after Landlord’s reletting. If the Net Rent Landlord actually receives from reletting exceeds such Rent, Landlord will apply the excess sum to future Rent due under this Lease. Landlord may retain any surplus Net Rent remaining at the expiration of the Term.

15.2.2    Termination of Lease. Terminate this Lease effective on the date Landlord specifies in its termination notice to Tenant. Upon termination, Tenant will immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant’s default, including, without limitation, (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) any amount necessary to compensate Landlord for any detriment proximately caused Landlord by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would likely result from Tenant’s failure to perform, including, without limitation, any Re-entry Costs, (c) an amount equal to the amount by which the present worth, as of the effective date of the termination, of the Basic Rent for the balance of the Term remaining after the effective date of the termination (assuming no termination) exceeds the present worth, as of the effective date of the termination, of a fair market Basic Rent for the Premises for the same period (as Landlord reasonably determines the fair market Basic Rent) and (d) Tenant’s Share of Expenses to the extent Landlord is not otherwise reimbursed for such Expenses. For purposes of this Section 15.2.2, Landlord will compute present worth by utilizing a discount rate of 8% per annum. Nothing in this Section 15.2.2 limits or prejudices Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless whether such damages are greater than the amounts set forth in this Section 15.2.2.

15.2.3    Present Worth of Rent. Without or without terminating this Lease, recover from Tenant, and Tenant will pay to Landlord on demand, an amount equal to the amount by which (i) the then-present worth of the aggregate of the Rent and any other charges payable by Tenant under this Lease for the unexpired portion of the Term exceeds (ii) the then-present worth of a fair market Rent for the Premises for the same period (as Landlord reasonably determines the fair market Basic Rent). Landlord will employ a discount rate of 8% per annum to compute present worth.

15.2.4    Self Help. Perform the obligation on Tenant’s behalf without waiving Landlord’s rights under this Lease, at law or in equity and without releasing Tenant from any obligation under this Lease. Tenant will pay to Landlord, as Additional Rent, all sums Landlord pays and obligations Landlord incurs on Tenant’s behalf under this Section 15.2.4.

15.2.5    Other Remedies. Any other right or remedy available to Landlord under this Lease, at law or in equity.

15.3    Costs. Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to an Event of Default, regardless whether suit is commenced or judgment is entered. Such loss includes all reasonable legal fees, costs and expenses (including paralegal fees and other professional fees and expenses) Landlord incurs investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. In addition to the foregoing. Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, without limitation, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with protecting its interests in any bankruptcy or insolvency proceeding involving Tenant, including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

15.4    Waiver and Release by Tenant. Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises by any lawful means and removing and storing Tenant’s property as permitted under this Lease, regardless whether this Lease is terminated, and, to the fullest extent allowable under the Laws, Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims occasioned by Landlord’s lawful re-entry of the Premises and disposition of Tenant’s property. No such reentry is to be considered or construed as a forcible entry by Landlord.

15.5    Landlord’s Default. If Landlord defaults in the performance of any of its obligations under this Lease, Tenant will notify Landlord of the default and Landlord will have 30 days after receiving such notice to cure the default. If Landlord is not reasonably able to cure the default within a 30 day period. Landlord will have an additional reasonable period of time to cure the default as long as Landlord commences the cure within the 30 day period and thereafter diligently pursues the cure. In no event is Landlord liable to Tenant or any other person for consequential, special or punitive damages, including, without limitation, lost profits.

15.6    No Waiver. Except as specifically set forth in this Lease, no failure by Landlord or Tenant to insist upon the other party’s performance of any of the terms of this Lease or to exercise any right or remedy upon a breach thereof, constitutes a waiver of any such breach or of any breach or default by the other party in its performance of its obligations under this Lease. No acceptance by Landlord of full or partial Rent from Tenant or any third party during the continuance of any breach or default by Tenant of Tenant’s performance of its obligations under this Lease constitutes Landlord’s waiver of any such breach or default. Except as specifically set forth in this Lease, none of the terms of this Lease to be kept, observed or performed by a party to this Lease, and no breach thereof, are waived, altered or modified except by a written instrument executed by the other party. One or more waivers by a party to this Lease is not to be construed as a waiver of a subsequent breach of the same covenant, term or condition. No statement on a payment check from a party to this Lease or in a letter accompanying a payment check is binding on the other party. The party receiving the check, with or without notice to the other party, may negotiate such check without being bound to the conditions of any such statement.

ARTICLE 16

CREDITORS; ESTOPPEL CERTIFICATES

16.1    Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Premises or Building, is subject and subordinate to the lien of any Mortgage. Tenant, on Landlord’s demand, will execute and deliver to Landlord or to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the self-effectuating subordination of this Lease as provided in this Section 16.1 to the lien of any Mortgage. The subordination to any future Mortgage provided for in this Section 16.1 is expressly conditioned upon the mortgagee’s agreement that as long as Tenant is not in default in the payment of Rent or the performance and observance of any covenant, condition, provision, term or agreement to be performed and observed by Tenant under this Lease, beyond any applicable grace or cure period this Lease provides Tenant, the holder of the Mortgage will not disturb Tenant’s rights under this Lease. The lien of any existing or future Mortgage will not cover or encumber Tenant’s moveable trade fixtures or other personal property of Tenant located in or on the Premises.

16.2    Attornment. If any ground lessor, holder of any Mortgage al a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Building, Tenant will attorn to the transferee of or successor to Landlord’s interest in this Lease, the Premises or the Building (as the case may be) and recognize such transferee or successor as landlord under this Lease. Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

16.3    Mortgagee Protection Clause. Tenant will give the holder of any Mortgage, by certified mail and at the same time as Tenant notifies Landlord, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage previously notified Tenant in writing (by way of notice of assignment of rents and leases or otherwise) of the name and address of such holder. Tenant further agrees that if Landlord fails to cure such default within the Lime provided for in this Lease, then Tenant will provide written notice of such failure to such holder and such holder will have an additional 15 days within which to cure the default. If the default cannot be cured within the additional 15 day period, then the holder will have such additional time as may be necessary to effect the cure if, within the 15 day period, the holder has commenced and is diligently pursuing the cure (including without limitation commencing foreclosure proceedings if necessary to effect the cure).

16.4    Estoppel Certificates.

16.4.1    Contents. Upon Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form reasonably satisfactory to Landlord certifying: (a) that this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord under this Lease known to Tenant, and, if so, specifying the same; (e) specifying any existing claims or defenses in favor of Tenant against the enforcement of this Lease (or of any guaranties); and (f) such other factual statements as Landlord, any lender, prospective lender, investor or purchaser may reasonably request. Tenant will deliver the statement to Landlord within 10 Business Days after Landlord’s request. Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Building and any such party may conclusively rely upon such statement as true and correct.

16.4.2    Failure to Deliver. If Tenant does not timely deliver the statement referenced in Section 16.4.1 to Landlord, Landlord may execute and deliver the statement to any third party on behalf of Tenant and Landlord and any lender, prospective lender, investor or purchaser may conclusively presume and rely, except as otherwise represented by Landlord, (a) that the terms and provisions of this Lease have not been changed; (b) that this Lease has not been canceled or terminated; (c) that not more than one month’s Rent has been paid in advance; and (d) that Landlord is not in default in the performance of any of its obligations under this Lease. In such event, Tenant is estopped from denying the truth of such facts.

ARTICLE 17

TERMINATION OF LEASE

17.1    Surrender of Premises. Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair, reasonable wear and tear, permitted Alterations and damage by casualty or condemnation excepted, and will surrender all keys to the Premises to Property Manager or to Landlord at the place then fixed for Tenant’s payment of Basic Rent or as Landlord or Property Manager otherwise direct. Tenant will also inform Landlord of all combinations of all locks, safes and vaults, if any, that will be left by Tenant in the Premises or elsewhere on the Project. Tenant will at such time remove all of its property from the Premises and, unless Landlord then agrees to the contrary in writing, all Alterations that Tenant placed on the Premises that Landlord specified were to be removed at the end of the Term when Landlord approved their installation. Tenant will promptly repair any damage to the Premises caused by such removal. If Tenant does not surrender the Premises in accordance with this Section 17.1, Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord) protect and hold harmless the Landlord Parties from and against any Claim resulting from Tenant’s delay in so surrendering the Premises, including, without limitation, any Claim made by any succeeding occupant founded on such delay. All property of Tenant not removed on or before the last day of the Term is deemed abandoned. Tenant appoints Landlord as Tenant’s agent to remove, at Tenant’s sole cost and expense, ail of Tenant’s property from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, al! at the sole cost and risk of Tenant, and Landlord will not be liable for damage, theft, misappropriation or loss thereof or in any manner in respect thereto. Notwithstanding the foregoing, Tenant shall not be obligated to remove any of the tenant improvements completed prior to the Commencement Date; provided, however, Tenant shall be responsible for removing all data, telephone and any other telecommunication cabling from the Premises within three Business Days after the expiration or earlier termination of this Lease, and Tenant shall not be obligated to pay any Rent or charges for such three Business Day period. Tenant’s obligations under this Section 17.1 shall survive the expiration or earlier termination of this Lease.

17.2    Extension Option/Holding Over.

17.2.1    Extension Option. Tenant, with respect to the initial Term of the Lease or the Renewal Term, if applicable, shall have the option (the “Extension Option”) to extend the Term or Renewal Term, if applicable, for an extension term of three months (“Extension Term”). The Extension Term shall commence on the day after the date upon which the initial Term or the Renewal Term (as the case may be), is due to expire and shall expire at 11:59 p.m. on the date three months after the date upon which the initial Term or the Renewal Term (as the case may be) is due to expire. The Extension Term shall be subject to all provisions, conditions and obligations of this Lease, except that Basic Rent per month will equal one hundred twenty-five percent (125%) of the Basic Rent payable by Tenant for the last full calendar month of the immediately preceding initial Term or the Renewal Term (as the case may be). Tenant shall exercise the Extension Option, if at all, by written notice to Landlord given not later than the date which is three months prior to the expiration date of the initial Term or the Renewal Term (as the case may be). In the event Tenant fails to exercise the Extension Option three months prior to the expiration date of the initial Term or the Renewal Term (as the case may be) the Extension Option shall terminate and be deemed null, void and of no further effect.

17.2.2    Holding Over. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease but with Landlord’s written consent, Tenant is deemed to be occupying the Premises as a tenant from month-to-month, subject to all provisions, conditions and obligations of this Lease applicable to a month-to-month tenancy and any other reasonable conditions of Landlord’s consent, except that (a) for the first month of any such holdover, Basic Rent will equal 125% of the Basic Rent for the month immediately preceding the commencement of the one month period and for each month following the one month holdover period, Basic Rent shall be equal to 150% of the Basic Rent payable for the month immediately preceding the commencement of the applicable holdover period, and (b) either Landlord or Tenant may terminate the month-to-month tenancy at any time upon 30 days prior written notice to the other party. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease and without Landlord’s written consent, Tenant is deemed to be occupying the Premises without claim of right (but subject to all terms and conditions of this Lease) and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 17.1, Tenant will pay Landlord a charge for each day of occupancy after expiration of the Term in an amount equal to 150% Tenant’s then-existing Rent (on a daily basis).

ARTICLE 18

PREPARATION OF THE PREMISES FOR OCCUPANCY

18.1    Landlord’s Construction Obligations. Subject to and in accordance with the provisions of this Article 18 and Landlord Warranties, Tenant agrees to accept the Premises in their existing “as-is” condition. Tenant acknowledges receipt of such plans and other information with respect to the Premises and the Buildings as required for the preparation of Final Layout Plans.

18.2    Representatives. Landlord appoints Landlord’s Representative to act for Landlord in all matters covered by this Article 18. Tenant appoints Tenant’s Representative to act for Tenant in all matters covered by this Article 18. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Article 18 will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Article 18. Either party may change its representative at any time by three days’ prior written notice to the other party.

18.3    Tenant’s Architect. Tenant will use Tenant’s Architect to design Tenant’s Improvements including the preparation of Tenant’s space plans, design development documents, Tenant’s Layout Plans, and Tenant’s Construction Plans and construction administration during Landlord’s construction of Tenant’s Improvements. Tenant will cause Tenant’s Architect to coordinate with Landlord’s Approved Engineer with respect to the design of the mechanical, electrical, fire protection and plumbing components of Tenant’s Improvements so that the completed Tenant’s Construction Plans include all requisite designs for such components. Within 30 days after the day Substantial Completion is achieved, Tenant shall cause final as-built Tenant Construction Plans and drawings prepared by Tenant’s Architect and the Landlord’s Approved Engineer in non-copyrighted CADD format. The cost of such design services by Tenant’s Architect and Landlord’s Approved Engineer will constitute a parr of Tenant’s Cost and will be paid from the Improvement Allowance to the extent funds are available.

18.4    Tenant’s Final Layout Plans. On or before Tenant’s Final Layout Plans Deadline, Tenant will cause Tenant’s Architect to prepare and submit to Landlord for Landlord’s review and approval, which approval will not be unreasonably withheld or delayed, Tenant’s Final Layout Plans. Each day after the Tenant’s Final Layout Plans Deadline until such plans are so submitted to Landlord will constitute a day of Tenant Delay. Within three Business Days after receipt of the proposed Tenant’s Final Layout plans, Landlord will either approve the same in writing or notify Tenant in writing of any objections Landlord may have to the same. If Landlord fails to respond to a submittal of Tenant’s Final Layout Plans within such three Business Day period, such submittal will be deemed approved by Landlord. Upon receipt of Landlord’s notice of objection, Tenant will cause Tenant’s Architect to prepare revised Tenant’s Final Layout Plans according to such notice and submit the revised Tenant’s Final Layout Plans to Landlord. Each day following the fifth Business Day after a notice of objection is delivered to Tenant until the revised Tenant’s Final Layout Plans are submitted to landlord will be a day of Tenant Delay. Upon submittal to Landlord of the revised Tenant’s Final Layout Plans, and upon submittal of any further revisions, the procedures described above will be repeated.

18.5    Tenant’s Construction Plans. On or before Tenant’s Construction Plans Deadline, Tenant will cause Tenant’s Construction Plans to be prepared by Tenant’s Architect with all engineering drawings related thereto prepared by the Approved Engineer and submitted to Landlord for Landlord’s review and approval, which approval will not be unreasonably withheld or delayed, of Tenant’s Construction Plans. Each day from and after the Tenant’s Construction Plans Deadline until such plans are so submitted to Landlord will constitute a day of Tenant Delay. Within four Business Days after receipt of the proposed Tenant’s Construction Plans, Landlord will either approve the same in writing or notify Tenant in writing of any objections Landlord may have to the same. Without limiting the reasonable grounds on which Landlord may object to Tenant’s Construction Plans, Landlord may object to matters called for by Tenant’s Construction Plans that are incompatible with existing building systems, applicable Laws or the Project Documents, or if Landlord fails to respond to a submittal of Tenant’s Construction Plans within such four Business Day period, such submittal will be deemed approved by Landlord. Upon receipt of Landlord’s notice of objections, Tenant will cause Tenant’s Architect and/or Approved Engineer (as applicable) to prepare revised Tenant’s Construction Plans according to such notice and submit the revised Tenant’s Construction Plans to Landlord. Each day following the fifth Business Day after a notice of objections is delivered to Tenant until the revised Tenant’s Construction Plans are submitted to Landlord will be a day of Tenant Delay. Upon submittal to Landlord of the revised Tenant’s Construction Plans, and upon submittal of any further revisions, the procedures described above will be repeated. Landlord will cooperate with Tenant in providing preliminary pricing for Tenant’s Improvements based on preliminary plans, but Landlord will have no obligation to provide any firm pricing to Tenant until Tenant’s Construction Plans acceptable to Tenant have been approved by Landlord.

18.6    Tenant’s Cost Proposal. Landlord will cause Tenant’s Improvements to be constructed or installed in the Premises in a good and workmanlike manner and according to Tenant’s Construction Plans and all applicable building codes; provided, however, that notwithstanding any other provision of the Lease to the contrary. Landlord’s sole obligation with respect to the compliance of Tenant’s Improvements with the ADA will be to construct Tenant’s Improvements in accordance with Tenant’s Construction Plans and Landlord will have no obligation to verify that Tenant’s Construction Plans call for Tenant’s Improvements that will comply the ADA. Landlord further reserves the right: (i) to make substitutions of material or components of equivalent (or greater) grade, quality and price when and if any specified material or component shall not be readily available; provided, however that Tenant shall have the right to approve {in the exercise of good faith and reasonable judgment) any substitutions that either (A) materially increase Tenant’s Cost (e.g.. an increase in excess of $1,000), or (B) affect the aesthetics of the Tenant Improvements, and (ii) to make changes necessitated by conditions met in the course of construction, provided that (A) Tenant’s written approval of any substantial change shall first be obtained (which approval shall not be unreasonably withheld or delayed so long as there shall be material conformity with the Tenant’s Construction Plans), and (B) Landlord shall make reasonable efforts to provide telephonic or e-mail notification to Tenant’s Representative prior to making a material non-substantial change. The Tenant Improvements shall be furnished, installed and performed by Landlord for an amount (hereinafter called the “Tenant’s Cost”) equal to Landlord’s reasonable out-of-pocket contract or purchase price or prices to be paid by Landlord to general contractors, architects, engineers, material suppliers, subcontractors, independent contractors and/or other sources for the material, labor and services applied to the Tenant Improvements together with applicable sales and use taxes, plus a construction management fee payable to Landlord in an amount equal to one percent (1%) of Tenant’s Cost, not to exceed, in the aggregate, $10,000. Landlord agrees to obtain at least two bids from general contractors, and if requested by Tenant, one of the general contractors selected by Tenant and reasonably acceptable to Landlord. Tenant shall select all general contractors, architects, engineers, material suppliers, subcontractors, independent contractors and/or other sources for the material, labor and services applied to the Tenant Improvements (so long as each vendor complies with Landlord’s standards) and shall have full and complete approval authority on the Tenant Improvement construction costs; provided, however, that Tenant shall select Landlord’s Approved Engineer for all structural and mechanical systems, and Tenant shall select subcontractors from Landlord’s approved list of subcontractors for any Tenant’s Improvements work related to the base building systems. The general contractor selected pursuant to the terms of this Section 18.6 is herein referred to as the “General Contractor”. The Tenant Improvements shall be furnished, installed and performed by Landlord at Tenant’s Cost. Landlord will apply the Improvement Allowance to Tenant’s Cost. As used in this Lease, “Tenant’s Excess Cost” means the amount, if any, by which Tenant’s Cost, exceeds the amount of the Improvement Allowance. Landlord shall determine and notify Tenant in writing of the amount of the initial expected Tenant’s Excess Cost (“Projected Tenant’s Excess Cost”) after Landlord has entered into the contract with the General Contractor for construction of the Tenant Improvements (“Tenant Improvements Contract”). Tenant shall cause the amount of the Projected Tenant’s Excess Cost to be paid directly to Landlord by Tenant within 30 days after Tenant’s receipt of invoice and reasonable back-up of completion of the work, provided that Landlord may not request payment more than one time in a calendar month. Landlord agrees that the Projected Tenant’s Excess Cost will only be expended for Tenant’s Cost after the disbursement of any funds from the Improvement Allowance for Tenant’s Cost. Landlord and Tenant shall mutually agree upon a construction schedule for the completion of Tenant’s Improvements. Any Projected Tenant’s Excess Cost not spent on Tenant’s Improvements shall be refunded by Landlord to Tenant within 60 days after Substantial Completion.

18.7    Construction of Tenant’s Improvements; Payment of Tenant’s Excess Cost. Landlord will, subject to Tenant’s payment of the Projected Tenant’s Excess Costs in compliance with the provisions of Section 18.6, cause Tenant’s Improvements to be constructed or installed in the Premises in a good and workmanlike manner and according to Tenant’s Construction Plans and all applicable building codes; provided, however, that notwithstanding any other provision of this Lease to the contrary, Landlord’s sole obligation with respect to the compliance of Tenant’s Improvements with the ADA will be to construct Tenant’s Improvements in accordance with Tenant’s Construction Plans and Landlord will have no obligation to verify that Tenant’s Construction Plans call for Tenant’s Improvements that will comply with the ADA or otherwise to cause Tenant’s Improvements to comply with the ADA. On the Commencement Date, Tenant will (to the extent not previously paid in accordance with the provisions of Section 18.6) pay Landlord the amount by which Tenant’s Cost, as set forth in the Tenant’s Cost Proposal approved by Tenant according to Section 18.6 (and as the same may be revised according to Section 18.8) exceeds the sum of (a) the Improvement Allowance, and (b) the Projected Tenant’s Excess Cost. Tenant’s Improvements will be constructed in the following four phases: (i) the first phase (“First Phase”) shall consist of Tenant’s Improvements to the Suite Area; (ii) the second phase (“Second Phase”) shall consist of Tenant’s Improvements to the Reception Area; (iii) the third phase (“Third Phase”) shall consist of Tenant’s Improvements to the Large Conference Area; and, (iv) the fourth phase (“Fourth Phase”) shall consist of Tenant’s Improvements to the Suite 340 Premises. Construction of the Second Phase will not commence until after the First Phase has reached Substantial Completion. Construction of the Third Phase will not commence until after the Large Conference Area has been vacated by the current tenant Milliman, Inc. which is scheduled to occur on August 15, 2019. Construction of the Fourth Phase will not commence until after the Suite 340 Premises has been vacated by the current tenant Milliman, Inc. which is scheduled to occur on September 30, 2019. Substantial Completion of: [A] the First Phase is scheduled to occur by April 30, 2019, [B] the Second Phase is scheduled to occur by May 15, 2019, [C] the Third Phase is scheduled to occur by September 15, 2019, and the Fourth Phase is scheduled to occur by November 30, 2019. Notwithstanding the foregoing provisions of this Section 18.7, Landlord may commence construction of any of the phases on an earlier date if the current tenant, Milliman, Inc., agrees to permit commencement of construction on an earlier date.

18.8    Change Orders. Tenant’s Representative may authorize changes in the work during construction only by written instructions to Landlord’s Representative on a form approved by Landlord. All such changes will be subject to Landlord’s prior written approval, which will not be unreasonably withheld, delayed or conditioned so long as the proposed change will not increase Landlord’s costs or have a substantial adverse effect on the construction schedule. Prior to commencing any change, Landlord will prepare and deliver to Tenant, for Tenant’s approval, a change order (“Change Order”) identifying the total cost of such change, which will include associated architectural, engineering and construction contractor’s fees, and the total lime that will be added to the construction schedule by such change. If Tenant fails to approve and pay for such Change Order within 10 Business Days after delivery by Landlord, Tenant will be deemed to have withdrawn the proposed change and Landlord will not proceed to perform the change. Upon Landlord’s receipt of Tenant’s approval and payment, Landlord will proceed to perform the change,

18.9    Tenant Delay. As provided in Section 2.2.2, the Commencement Date will not occur until the earlier of the date which is the fifteenth (15th) day to occur after the date Landlord achieves Substantial Completion of Tenant’s Improvements and tenders possession of the Premises to Tenant or the date that Tenant commences business operations in the Premises; provided, however, that if Landlord is delayed in achieving the Substantial

Completion as a result of any Tenant Delay, then the Commencement Dale will only be extended under Section 2.2.2 until the date which is the fifteenth (15th) day after the day on which Substantial Completion would have occurred but for such delay.

18.10    Landlord Delay. In the event that the Premises is not vacant and ready for the commencement of the Tenant’s Improvements (regardless if the Construction Plans or permits are received) by the later of December 31, 2018, and the third (3rd) Business Day following the date Tenant delivers Tenant’s Construction Plans to Landlord then each day that occurs (hereafter until the day the Premises are vacant and ready for commencement of Tenant’s Improvements shall be considered a Landlord delay and Tenant shall receive one and one-half days of abated Basic Rent for each day of Landlord’s delay.

18.11    Punch List. Within 20 days after Substantial Completion, Landlord and Tenant will inspect the Premises and develop a Punch List. Landlord will complete (or repair, as the case may be) the items described on the Punch List with commercially reasonable diligence and speed, subject to delays caused by Tenant Delay and Force Majeure. If Tenant refuses to inspect the Premises with Landlord within the 20 day period. Tenant is deemed to have accepted the Premises as delivered, subject to Section 18.11.

18.12    Construction Warranty. Landlord warrants Tenant’s Improvements against defective workmanship and materials for a period of one year after Substantial Completion. Landlord’s sole obligation under this warranty is to repair or replace, as necessary, any defective item caused by defective workmanship or materials if Tenant notifies Landlord of the defective item within such one year period. Landlord has no obligation to repair or replace any item after such one year period expires. Tenant must strictly comply with the Warranty Terms. THE WARRANTY TERMS PROVIDE TENANT WITH ITS SOLE AND EXCLUSIVE REMEDIES FOR INCOMPLETE OR DEFECTIVE WORKMANSHIP OR MATERIALS OR OTHER DEFECTS IN THE PREMISES IN LIEU OF ANY CONTRACT, WARRANTY OR OTHER RIGHTS, WHETHER EXPRESSED OR IMPLIED, THAT MIGHT OTHERWISE BE AVAILABLE TO TENANT UNDER APPLICABLE LAW. ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED.

18.13    Landlord Warranties and Representations. Landlord warrants to Tenant that as of the Delivery Date: (i) the plumbing system to the restrooms, elevators, HVAC as stubbed in, base building electrical, Common Area fire and life safety systems shall be in good and working order, and (ii) Landlord has no knowledge of the presence of Hazardous Materials in the Premises or the Project that require remediation under Hazardous Materials Laws. For purposes of this Section 18.13, “Landlord has no knowledge” will be based upon the actual knowledge of Garth R. D. Tait without further investigation as of the Effective Date.

ARTICLE 19

MISCELLANEOUS PROVISIONS

19.1    Notices. All Notices must be in writing and must be sent by personal delivery, United Slates registered or certified mail (postage prepaid) or by an independent overnight courier service that provides evidence of receipt, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this Section 19.1. Notices given by mail are deemed given, received and effective three Business Days after the party sending the Notice deposits the Notice with the United States Postal Service. Notices given by overnight courier arc deemed given, received and effective on the next Business Day after the day the party delivering the Notice timely deposits the Notice with the courier for overnight (next day) delivery.

19.2    Transfer of Landlord’s Interest. If Landlord Transfers any interest in the Premises for any reason other than collateral security purposes, the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, provided that the transferee assumes all of Landlord’s obligations accruing subsequent to the Transfer and further provided that the transferor delivers to the transferee any funds the transferor holds in which Tenant has an interest (such as a security deposit). Except as specifically set forth in the first sentence of this Section 19.2, Landlord’s covenants and obligations in this Lease bind each successive Landlord only during and with respect to its respective period of ownership. However, notwithstanding any such Transfer, the transferor remains entitled to the benefits of Tenant’s indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during the transferor’s period of ownership.

19.3    Successors. The covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

19.4    Captions and Interpretation. The captions of the articles and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.

19.5    Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of landlord and tenant.

19.6    Entire Agreement; Amendment. All exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All prior and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the Building Rules) is binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.

19.7    Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease, will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

19.8    Landlord’s Limited Liability. Tenant will look solely to Landlord’s interest in the Building for recovering any judgment or collecting any obligation from Landlord or any of the other Landlord Parties. Tenant agrees that neither Landlord nor any of the other Landlord Parties will be personally liable for any judgment or deficiency decree.

19.9    Survival. All of Tenant’s obligations under this Lease (together with interest on payment obligations at the Maximum Rate) accruing prior to expiration or other termination of this Lease survive the expiration or other termination of this Lease. Further, all of Tenant’s release, indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease, without limitation.

19.10    Attorneys’ Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover and will be awarded all of its costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenditures) from the nonprevailing party.

19.11    Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease (except as may be specifically set forth in the Basic Terms) and releases and will indemnify, defend and hold the other harmless from and against any Claim based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) and from any cost, expense or liability for any compensation, commission or charges claimed by any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease. Landlord will pay any brokers named in the Basic Terms in accordance with the applicable listing agreement for the Building.

19.12    Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the State. Any suit arising from or relating to this Lease must be brought in the City or, if the suit is brought in federal court, in any federal court appropriate for suits arising in the City; Landlord and Tenant waive the right to bring suit elsewhere.

19.13    Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

19.14    Joint and Several Liability. All parties signing this Lease as Tenant and any Guarantor(s) of this Lease are jointly and severally liable for performing all of Tenant’s obligations under this Lease.

19.15    Tenant’s Waiver. [Intentionally Deleted]

19.16    Tenant’s Documents; Authority. If Tenant is an entity, Tenant, within 10 days after Landlord’s written request, will deliver or cause to be delivered to Landlord (a) Certificate(s) of Good Standing from the state of formation of Tenant and, if different, the State, confirming that Tenant is in good standing under the laws governing formation and qualification to transact business in such state(s); and (b) a resolution of Tenant with Secretary’s and Incumbency Certificate, authorizing Tenant’s execution of this Lease, and the person signing this Lease on Tenant’s behalf, to sign this Lease. Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that they are duly authorized to sign on behalf of and to bind Tenant and that this Lease is a duly authorized obligation of Tenant.

19.17    Provisions are Covenants and Conditions. All provisions of this Lease, whether covenants or conditions, are deemed both covenants and conditions.

19.18    Force Majeure. If either party is delayed or prevented from performing any act required in this Lease (excluding, however, the payment of money) by reason of Force Majeure, then such party’s performance of such act is excused for the period of the delay or the period of delay caused by Force Majeure and the period of the performance of any such act will be extended for a period equivalent to such period.

19.19    Management. Property Manager is authorized to manage the Building. Landlord appointed Property Manager to act as Landlord’s agent for leasing, managing and operating the Building. The Property Manager then serving is authorized to accept service of process and to receive and give notices and demands on Landlord’s behalf.

19.20    Financial Statements. Tenant will, within 10 days after Landlord’s request at any time during the Term, deliver to Landlord complete, accurate and up-to-date financial statements with respect to Tenant, which financial statements must be (a) prepared according to generally accepted accounting principles consistently applied, and (b) certified by an independent certified public accountant or by Tenant’s most senior financial officer that the same are a true, complete and correct statement of Tenant’s financial condition as of the date of such financial statements.

19.21    Quiet Enjoyment. Landlord covenants that Tenant will quietly hold, occupy and enjoy the Premises during the Term, subject to the terms and conditions of this Lease, free from molestation or hindrance by Landlord or any person claiming by, through or under Landlord, if Tenant pays all Rent as and when due and keeps, observes and fully satisfies all other covenants, obligations and agreements of Tenant under this Lease.

19.22    No Recording. Tenant will not record this Lease or a memorandum of this Lease without Landlord’s prior written consent, which consent Landlord may grant or withhold in its sole and absolute discretion.

19.23    Nondisclosure of Lease Terms. The terms and conditions of this Lease constitute proprietary information of Landlord that Tenant will keep confidential Tenant’s disclosure of the terms and conditions of this Lease could adversely affect Landlord’s ability to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant, without Landlord’s consent (which consent Landlord may grant or withhold in its sole and absolute discretion), will not directly or indirectly disclose the terms and conditions of this Lease to any other tenant or prospective tenant of the Building or to any other person or entity other than Tenant’s employees and agents who have a legitimate need to know such information (and who will also keep the same in confidence).

19.24    Construction of Lease and Terms. The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease must be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared the executed Lease or any earlier draft of the same. Landlord’s submission of this instrument to Tenant for examination or signature by Tenant does not constitute a reservation of or an option to lease and is not effective as a lease or otherwise until Landlord and Tenant both execute and deliver this Lease. The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease is to be construed solely as an offer from Tenant to lease the Premises, executed by Tenant and provided to Landlord for acceptance on the terms set forth in this Lease, which acceptance and the existence of a binding agreement between Tenant and Landlord may then be evidenced only by Landlord’s execution of this Lease.

19.25    Security Deposit. Tenant shall keep on deposit with the Landlord at all times during the Term, the Security Deposit in the amount specified in the Basic Terms as security for the payment by Tenant of the Rent and for the faithful performance of all the terms, conditions and covenants of this Lease. If at any time during the Term Tenant shall be in default in the performance of any provision of this Lease, Landlord may (but shall not be required to) use the Security Deposit, or so much thereof as necessary, in payment of any Rent due under this Lease, in reimbursement of any expense incurred by Landlord and in payment of the damages incurred by Landlord by reason of the Tenant’s default, or at the option of the Landlord, the same may be retained by Landlord as liquidated damages. In such event, the Tenant shall, on written demand of Landlord, forthwith remit to Landlord a sufficient amount in cash to restore the Security Deposit to the amount specified in the Basic Terms. If the Security Deposit has not been utilized as aforesaid, the Security Deposit, or as much thereof as has not been utilized for such purposes, shall be refunded to Tenant, without interest, upon full performance of this Lease by Tenant, and in any event, within 30 days after termination of this Lease. Landlord shall have the right to commingle the Security Deposit with other funds of the Landlord. Landlord shall deliver the Security Deposit to any purchaser of the Landlord’s interest in the Premises in the event such interest be sold and the Security Deposit is delivered to the purchaser, Landlord shall be discharged from further liability with respect to the Security Deposit. Notwithstanding the above provisions of this Section 19.25, if claims of Landlord exceed the Security Deposit, Tenant shall remain liable for the balance of such claims.

19.26    Letter of Credit.

19.26.1    Within thirty (30) days after the execution of this Lease, Tenant shall, as security for the payment by Tenant of the Rent and for the faithful performance of every provision of all the terms, conditions and covenants of this Lease to be performed by Tenant, deliver to Landlord the LOC, in substantially the same form as Exhibit H, with a term of not less than one year with an automatic renewal on or after one year after its issue date. Tenant shall cause the LOC to be renewed annually at least thirty (30) days prior to its expiration. In the event the LOC is not renewed as required in this Section 19,26.1 at least thirty (30) days prior to expiration, and Tenant has not delivered either cash in the amount of the LOC or a new LOC as hereafter required Landlord shall be entitled to draft upon the LOC for the entire amount thereof, notwithstanding that Tenant may then be current in the payment of Rent under the Lease and no other default has occurred. If for any reason the draft on the LOC is not honored in its entirety by the issuing financial institution on demand by Landlord, then Tenant shall, within 10 Business Days of receipt of notice from Landlord, deliver to Landlord either a new LOC issued by Comerica Bank (El Segundo, CA location) or such other financial institution reasonably acceptable to Landlord with offices in the Denver metropolitan area, in substantially the same form and content as Exhibit H attached hereto. Tenant shall have the right to substitute the LOC with an LOC meeting the requirements of this Section 19.26 and issued by a financial institution reasonably acceptable to Landlord with offices in the Denver metropolitan area. Provided Tenant has performed all of its obligations hereunder, the required amount of the LOC shall be reduced by $100,000 on each anniversary of the Commencement Date.

19.26.2    If Tenant fails to perform any of its obligations hereunder, including, but not limited to, the provisions relating to the payment of Rent beyond applicable notice and cure periods or if Tenant fails to deliver cash, a renewal or replacement of the LOC in accordance with the provisions of Section 19.26.1, then Landlord may draw the entire amount of the LOC and deposit the proceeds (the “Collateral”) into an account controlled by Landlord. Landlord may use, apply, or retain all or any part of the Collateral for the payment of (a) any Rent or other sums of money which Tenant may not have paid when due, (b) any sum expended by Landlord on Tenant’s behalf in accordance with the provisions of this Lease, and/or (c) any damages which Landlord may sustain or sums which Landlord may extend or be required to expend by reason of Tenant’s default. The use, application or retention of the

Collateral, or any portion thereof, by Landlord, shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law except to the extent Landlord applies the Collateral to effectuate a cure of Tenant’s default (it being intended that Landlord shall not first be required to proceed against the Collateral) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Collateral is used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security held by Landlord to the original amount of the Collateral, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Collateral separate from its general funds, and Tenant shall not be entitled to interest on the Collateral. Within 30 days after termination of this Lease, Landlord will pay the full unused portion of the Collateral to Tenant.

19.26.3    In the absence of evidence satisfactory to Landlord of any permitted assignment of the right to receive the LOC or the Collateral, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant’s interest in this Lease or the LOC or the Collateral. In such event, upon return of the LOC or Collateral to the original Tenant, Landlord shall be completely relieved of liability under this Section 19.26 or otherwise with respect to the LOC or Collateral. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Buildings or the Project and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the LOC or the Collateral to the transferee or mortgagee at Landlord’s cost. Upon written acknowledgment of transferee’s or mortgagee’s receipt of the LOC or Collateral, Landlord shall be released by Tenant from any liability or obligation for return of such LOC or Collateral, and Tenant shall look solely to such transferee or mortgagee for the return of the LOC or Collateral. The LOC and the Collateral shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant.

19.26.4    Tenant shall have the right at any time to replace the LOC by delivering payment to Landlord in the amount of the LOC. Upon receipt of such payment Landlord shall deliver the LOC to Tenant and the proceeds of the payment shall be deemed to be Collateral hereunder and shall be deposited by Landlord in accordance with the provisions of Section 19.26.2. Landlord shall return portions of the Collateral to Tenant equal to the amounts of the reduction in the LOC provided in Section 19.26.1 at the time intervals provided for the reduction in the amount of the LOC.

19.27    Prohibited Persons and Transactions. Tenant represents to Landlord: (i) that neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in it, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other Laws (each such person, a “Prohibited Person”), (ii) that Tenant’s activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, or the regulations or orders promulgated thereunder, as they may be amended from time to time, or other anti-money laundering Laws (the “Anti-Money Laundering Laws”), and (iii) that throughout the Term of this Lease Tenant shall comply with the Executive Order and with the Anti-Money Laundering Laws.

19.28    Fitness Facility. Landlord currently maintains a fitness room with showers and lockers within the Wynkoop Building (collectively, the “Fitness Facility”) and permits employees of the Building’s tenants to use the Fitness Facility without charge. Tenant shall have the right to permit its employees who maintain their primary work location at the Premises to use the Fitness Facility in common with other employees of tenants of the Building, subject to rules and regulations that Landlord may implement from time to time and subject to such charges for use that Landlord may from time to time impose (provided such rules, regulations and/or charges shall apply to all other tenants of the Building). Landlord shall have the right at any time to suspend the operation of the Fitness Facility, provided that a majority of the tenants in the Building (measured by the rentable square feet of premises leased by such tenants) approve of the suspension of operation.

19.29    Submission of Lease. Submission of this Lease to Tenant does not constitute an offer to lease; this Lease shall become effective only upon execution and delivery thereof by Landlord to Tenant. Tenant acknowledges that this Lease is subject to approval by Landlord’s lender, Principal Life Insurance Company, and by the General Electric Pension Trust Fund executive committee, and Landlord’s execution and delivery of this Lease to Tenant shall evidence that such approvals have been granted. Upon execution and delivery of this Lease by Tenant, Landlord is granted an irrevocable option for 10 Business Days to execute this Lease within said period and thereafter return a fully executed copy to Tenant. In the event Landlord fails to either deliver the Lease executed on behalf of Landlord or to notify Tenant that the Lease has been approved by Principal Life Insurance Company and the General Electric

Pension Trust Fund executive committee (the “Notification of Approvals”) within such 10 Business Days period, Tenant shall thereafter have the right to revoke this Lease upon delivery of written notice to Landlord any time prior to Tenant’s receipt of the Lease executed by Landlord or Notification of Approvals.

19.30    Shared Conference Room. Tenant shall have the right, without additional charge, subject to availability, to share the use depicted on Exhibit C-3 (the “Shared Conference Room”) with the tenant (Milliman, Inc.) of the premises containing the Shared Conference Room until 11:59 p.m., August 15, 2019. Tenant shall contact Milliman, Inc.’s office manager Jeri Allsup to schedule the use of the Shared Conference Room.

19.31    Landlord’s Work. Landlord shall, at its sole exist and expense, use commercially reasonable efforts to cause that work described in Exhibit J (“Landlord’s Work”) to be completed in a good and workmanlike manner on or before the dates for completion specified in Exhibit J.

Landlord and Tenant each caused this Lease to be executed and delivered by its duly authorized representative to be effective as of the Effective Date.

LANDLORD:

Date of execution by Landlord (such date being the Effective Date):	WEWATTA AND WYNKOOP PT, LLC, a Colorado limited liability company

November 16, 2018	By: WEWATTA AND WYNKOOP PT MEMBER, LLC, a Delaware limited liability company, Its sole member

BY: WEWATTA AND WYNKOOP PT HOLDINGS, LLC, a Delaware limited liability company, Its sole member

By: WEWATTA AND WYNKOOP PT INVESTOR, LLC, a Delaware limited liability company, Its sole member

By: GENERAL ELECTRIC PENSION TRUST, a New York common law trust, Its sole member

By: SSGA FUNDS MANAGEMENT, INC., Its investment advisor

By: /s/ Roland Siegl

Name: Roland Siegl
Authorized Person:

TENANT:

PALADINA HEALTH, LLC, a Delaware limited liability company

By:	/s/ Chris Miller
Name:	Chris Miller
Title:	CEO

Exhibit A

DEFINITIONS

“Actual Substantial Completion Date” means either (a) the date a Certificate of Occupancy is issued for the Suite 350 Premises, or (b) if the City or other appropriate authority does not require that a Certificate of Occupancy or other similar document be issued for the Suite 350 Premises, the date that Tenant is reasonably able to occupy and use the Suite 350 Premises for its intended purposes, regardless of whether such date was delayed by Tenant Delay or other Force Majeure.

“ADA” means the applicable provisions of the Americans with Disabilities Act of 1990, as amended from time to time,

“Additional Rent” means any charge, fee or expense (other than Basic Rent) payable by Tenant under this Lease, however denoted, including any charges related to parking.

“Additional Space” has the meaning set forth in Section 2.4.1.

“Affiliate” means any person or entity that, directly or indirectly, controls, is controlled by or is under common control with Tenant. For purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting interests of the entity. In addition, “Affiliate” means any entity in which or with which Tenant is merged or consolidated in accordance with applicable statutory provisions for merger or consolidation, so long as the liabilities of Tenant are assumed by the entity surviving such merger or created by such consolidation, or any entity acquiring all or substantially all of Tenant’s assets, and such surviving entity intends to continue the operation of the business of Tenant conducted from the Premises.

“Alteration” means any change, alteration, addition or improvement to the Premises or Building following initial completion of the Tenant’s Improvements.

“Available for Lease” means, with respect to any portion of the Additional Space, the following period of time: (a) with respect to any portion of the Additional Space which has never been the subject of an Offer Notice and is not then leased to a third-party tenant, from the Commencement Date until such portion becomes the subject of an Offer Notice delivered to Tenant; (b) with respect to any portion of the Additional Space concerning which Landlord has given Tenant an Offer Notice to which Tenant did not respond with an Acceptance Notice prior to the Acceptance Deadline, from the expiration of the Leasing Period applicable to such Offer Notice without Landlord’s entry into a lease thereof with a third-party tenant until such portion becomes the subject of an Offer Notice delivered to Tenant; (c) with respect to any portion of the Additional Space that has been leased by Landlord to a third-party tenant either on the Commencement Date or subsequent thereto in accordance with the provisions of Section 2.4.1, from the expiration or earlier termination of the then-current term (whether such renewal or extension was made pursuant to a renewal right contained in such third-party tenant’s lease or otherwise), of such third-party tenant’s lease until such portion becomes the subject of an Offer Notice delivered to Tenant; and (d) with respect to any portion of the Additional Space that has been leased by Landlord to a third-party tenant either on the Commencement Date or subsequent thereto in accordance with the provisions of Section 2.5.1, from the expiration or earlier termination of the then-current term (whether such term be the initial term or any renewal or extension thereof, and regardless of whether such renewal or extension was made pursuant to a renewal right contained in such third-party tenant’s lease or otherwise) of such third-party tenant’s lease until such portion becomes the subject of a Refusal Offer Notice delivered to Tenant.

“Bankruptcy Code” means the United States Bankruptcy Code as the same now exists and as the same may be amended, including any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.

“Basic Rent” means the basic rent amounts specified in the Basic Terms.

“Basic Terms” means the terms of this Lease identified as the “Basic Term” before Article 2 of the Lease.

“BOMA Standards” means BOMA 2017 FOR OFFICE BUILDINGS: Standard Method for Measurement adopted by the American National Standards Institute, Inc. and the Building Owners and Managers Association International (ANSI/BOMA Z65.1-2017)).

“Building” means that certain nine-story office building at 1400 Wewatta Street, Denver, Colorado, consisting of approximately 196,508 rentable square feet and constituting a part of the Project.

“Building Rules” means those certain rules attached to this Lease as Exhibit E, as Landlord may amend the same from time to time.

“Business Days” means any day other than Saturday, Sunday or a legal holiday in the State.

“Business Hours” means Monday through Friday from 7:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 12:00 p.m., excluding holidays.

“Certificate of Occupancy” means a certificate of occupancy or similar document or permit (whether conditional, unconditional, temporary or permanent) that must be obtained from the appropriate governmental authority as a condition to a tenant’s lawful occupancy of space in the Building.

“Change Order” has the meaning set forth in Section 18.8.

“City” means the City and County of Denver, Colorado.

“Claims” means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation under this Lease.

“Commencement Date” means the first day of the Term, which will be the earlier of the fifteenth (15th) day occurring after the Actual Substantial Completion Dale, or that date Tenant commences business operations in any portion of the Premises, less any portion of that period attributable to a Tenant Delay.

“Commencement Date Memorandum” means the form of memorandum attached to this Lease as Exhibit D.

“Common Area” means (a) the lobby areas, multi-tenant corridors, common elevators, common stairways, restrooms and other areas of the Building that Landlord may designate from time to time as common area available to all tenants of the Building, (b) those portions of the Parking Garage that, pursuant to the Project Documents, Landlord has the right to permit its tenants to use and that Landlord may designate from time to time as common area available to all tenants of the Building, and (c) any other Project Common Elements that, pursuant to the Project Documents, Landlord has the right to permit its tenants to use and that Landlord may designate from time to time as common area available to all tenants of the Building.

“Comparable Buildings” shall have the meaning set forth in Section 2.3.1 provided that for purposes other than determining Fair Market Basic Rent pursuant to Section 2.3.1, Comparable Buildings shall mean Class A office buildings of comparable age to the Building in the lower downtown Denver, Colorado office market.

“Condemning Authority” means any person or entity with a statutory or other power of eminent domain.

“Deciding Appraiser” means a real estate broker who will select the Fair Market Basic Rent in the manner described in Section 2.3.2. The Deciding Appraiser must be a licensed and reputable real estate broker with a reputable firm with at least 10 years of experience actively working in the lower downtown Denver, Colorado office market. The Deciding Appraiser may not have any material financial or business interest in common with either Landlord or Tenant or their respective Affiliates with the exception of the compensation the Deciding Appraiser will be paid pursuant to Section 2.3.2.

“Delivery Date” means the target date for Landlord’s delivery of the Premises to Tenant, which is the delivery date specified in the Basic Terms.

“Effective Date” means the date Landlord executes this Lease, as indicated on the signature page.

“Event of Default” means the occurrence of any of the events specified in Section 15.1 of the Lease.

“Expenses” means the total amount of Property Taxes and Operating Expenses due and payable during any calendar year of the Term.

“Fair Market Basic Rent” has the meaning set forth in Section 2.3.1.

“First Right” has the meaning set forth in Section 2.5.1.

“Fitness Facility” shall have the meaning set forth in Section 19.28.

“Floor Plan” means the floor plan attached to this Lease as Exhibit C-l.

“Force Majeure” means acts of God; strikes; lockouts; labor troubles; inability to procure materials; inclement weather; governmental laws or regulations; casualty; orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any governmental licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); shortages of fuel or building materials; and other similar or dissimilar causes beyond the applicable party’s reasonable control, so that, for example, a delay in the performance of Landlord’s construction obligations caused by Tenant Delay will constitute a delay in Landlord’s performance caused by Force Majeure.

“Hazardous Materials” means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “solid waste,” or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies.

“Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations now existing or existing after the Effective Date that control, classify, regulate, list or define Hazardous Materials or require remediation of Hazardous Materials contamination.

“Improvement Allowance” means the amount (per rentable square foot of the Premises) specified in the Basic Terms to be applied to the costs of designing and installing Tenant’s Improvements or as otherwise provided in Section 18.6.

“Land” means that certain real property legally described on the attached Exhibit B less any portion thereof that may be developed by Landlord separately from, and not as a part of, the Project.

“Landlord” means only the owner or owners of the Building at the time in question.

“Landlord Parties” means Landlord and Property Manager and their respective officers, directors, partners, shareholders, members, managers and employees.

“Landlord’s Approved Engineer” means MDP Engineering Group or such other engineering firm selected by Landlord.

“Landlord’s Improvements” means the base building portion of the Building.

“Landlord’s Work” has the meaning set forth in Section 19.31.

“Landlord’s Representative” means Garth R. D. Tait, phone: 303-312-3922, email: gtait@silverbrae.com, address: 1401 Wynkoop Street, Suite 100, Denver, Colorado 80202.

“Laws” means any law, regulation, rule, order, statute, building code or ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Project or the use or occupancy of the project, including, without limitation, the ADA, Hazardous Materials Laws, Building Rules and Permitted Encumbrances; provided, however, that with respect to Landlord’s construction obligations, “Laws” will mean only any applicable building code and the dimensional aspects of any applicable zoning ordinances, except as otherwise expressly provided herein.

“LOC” has the meaning set forth in Paragraph 14 of Section 1.2 (Basic Terms).

“Lease” means this 1400 Wewatta Office Lease Agreement, as the same may be amended or modified after the Effective Date.

“Maximum Number of Parking Spaces” means the maximum number of parking spaces in the Parking Garage that Tenant has the right to rent pursuant to Section 2.6, which number of parking spaces is that stated in the Basic Terms.

“Maximum Rate” means interest at a per annum rate equal to five (5) percentage points in excess of the “Prime Rale” as published by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates” (or, in the event The Wall Street Journal ceases publication of the “Money Rates”, Landlord shall have the right to select a reasonably comparable index), from the date when the same is due until the same will be paid, but if such rate exceeds the maximum interest rate permitted by law, such rate will be reduced to the highest rate allowed by law under the circumstances.

“Mortgage” means any mortgage, deed of trust, ground lease, “synthetic” lease, security interest or other security document of like nature that at any time may encumber all or any part of the Building and any replacements, renewals, amendments, modifications, extensions or refinancings thereof, and each advance (including future advances) made under any such instrument,

“Net Rent” means all rental Landlord actually receives from any reletting of all or any part of the Premises, less any indebtedness from Tenant to Landlord other than Rent (which indebtedness is paid first to Landlord) and less the Re-entry Costs (which costs are paid second to Landlord).

“Notices” means all notices, demands or requests that may be or are required to be given, demanded or requested by either party to the other as provided in this Lease.

“Offer Notice” has the meaning set forth in Section 2.4.1.

“Operating Expenses” means the sum of (a) all expenses Landlord incurs in connection with maintaining, repairing and operating the Building, (b) the Building’s share, determined in accordance with the Project Documents, of all expenses incurred in connection with maintaining, repairing and operating the Parking Garage, and (c) the Building’s share, determined in accordance with the Project Documents, of all expenses incurred in connection with maintaining, repairing and operating the Project Common Elements, in each case as determined by Landlord’s accountant in accordance with generally accepted accounting principles consistently followed, including, without limitation, the following: insurance premiums and deductible amounts under any insurance policy; maintenance and repair costs; steam, electricity, water, sewer, gas and other utility charges; fuel; lighting; window washing; janitorial services; trash and rubbish removal; property association fees and dues and all payments due from the owner of the Building under the Project Documents and any other Permitted Encumbrances (except Mortgages); wages payable to persons at the level of manager and below whose duties are connected with maintaining and operating the Building, Parking Garage or Project Common Elements (but only for the portion of such persons’ time allocable to the Building, Parking Garage or Project Common Elements, as applicable), together with all payroll taxes, unemployment insurance, vacation allowances and disability, pension, profit sharing, hospitalization, retirement and other so-called “fringe benefits” paid in connection with such persons (allocated in a manner consistent with such persons’ wages); amounts paid to contractors or subcontractors for work or services performed in connection with maintaining and operating the Building, Parking Garage or Project Common Elements; all costs of uniforms, supplies and materials used in connection with maintaining, repairing and operating the Building, Parking Garage or Project Common Elements; any expense imposed upon Landlord, its contractors or subcontractors pursuant to law or pursuant to any collective bargaining agreement covering such employees; all services, supplies, repairs, replacements or other expenses for maintaining and operating the Building, Parking Garage or Project Common Elements; costs of complying with Laws; reasonable management fees and the costs (including fair market rental) of maintaining a building or management office for the Building in the Project; a fair market rental for leasable space in the Project used to provide tenant amenities available to Tenant and the other tenants of the Project, such as shower and locker rooms (e.g., the Fitness Facility); such other expenses as may ordinarily be incurred in connection with maintaining and operating a complex similar to the Building, Parking Garage or Project Common Elements; and expenses incurred in connection with public sidewalks adjacent to the Project, any pedestrian walkway system (either above or below ground) and any other public facility to which Landlord or the Project is from time to time subject in connection with operating the Project. The term “Operating Expenses” does not include the cost of any capital improvement, other than replacements required for normal maintenance and repair; rental for items which, if purchased rather than rented, would constitute a capital improvement; the cost of repairs, restoration or other work occasioned by fire, windstorm or other insured casualty, other than the amount of any deductible under any insurance policy (regardless whether the deductible is payable by Landlord in connection with a capital expenditure); expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants expenses in connection with services or other benefits of a type which are not made available to Tenant but which are provided to another tenant of the Building; any costs for which Landlord receives reimbursement for from tenants of the Building or from insurance; legal expenses incident to Landlord’s enforcement of any lease; interest or principal payments on any mortgage or other indebtedness of Landlord; or allowance or expense for depreciation or amortization. Notwithstanding the foregoing, if Landlord installs equipment in, or makes improvements or alterations to, the Building, Parking Garage or Project Common Elements to reduce energy, maintenance or other costs, or to comply with any Laws, Landlord may include in Operating Expenses reasonable charges for interest paid on the investment and reasonable charges for depreciation of the investment so as to amortize the investment over the reasonable life of the equipment, improvement or alteration (as determined by Landlord in the exercise of its reasonable discretion on a consistent basis) on a straight line basis; provided, however, that with respect to improvements or alterations to reduce energy, maintenance or other costs, the amortized amount shall not exceed the reasonably anticipated costs savings.

“Parking Garage” means the multi-level parking garage within the Project that, pursuant to the Project Documents, provides parking for the owners of the various components of the Project or their permittees.

“Parking Spaces” means the reserved and unreserved parking spaces in the Parking Garage rented by Tenant from time to time during the Term pursuant to Section 2.6.

“Permitted Encumbrances” means all Mortgages, liens, easements, declarations, encumbrances, covenants, conditions, reservations, restrictions and other matters now or after the Effective Date affecting title to the Building.

“Premises” means that certain space situated in the Building shown and designated on the Floor Plan and described on the Floor Plan and described in the Basic Terms, including the Suite 350 Premises and the Suite 340 Premises, and including any Additional Space which becomes part of the Premises pursuant to Sections 2.4 and 2.5.

“Prohibited Entity” means (i) a governmental or a governmental subdivision, instrumentality or agency, (ii) a school, college or university, (iii) an employment, recruitment or temporary help service or agency, (iv) a collection agency, (v) any entity or an Affiliate thereof which has previously defaulted in the performance of its obligations under a lease concerning any portion of the Building or Project, or (vi) any person, entity or Affiliate of an entity with whom Landlord is either currently negotiating or, within the three month period preceding Tenant’s request for the Transfer has negotiated to lease space in the Building or the Project.

“Project” means, collectively, the Land, the Building, the office building located at 1401 Wynkoop Street and the residential condominiums located above such office building, the Parking Garage and all other improvements from time to time constructed on the Land.

“Project Common Elements” means those portions of the Project that, pursuant to the Project Documents (a) may be used by more than one of the owners of the various components of the Project or their respective permittees, or (b) are to be maintained and repaired at the expense of more than one of such owners. For purposes of this Lease the Land constitutes one of the Project Common Elements but the Parking Garage does not.

“Project Documents” means the declaration of easements, covenants, conditions and restrictions, condominium declaration, condominium map or such other document or documents as may (a) establish easements over and across the Project Common Elements for the use thereof by one or more of the owners of the various components of the Project or their respective permittees; (b) provide for the repair and maintenance of one or more of the Project Common Elements by one or more of such owners or an association of one or more of such owners or an agent of such an owner or association; or (c) otherwise govern the relations among such owners with respect to their use and enjoyment of the Project or restrict the use or enjoyment of portions of the Project for the mutual benefit of such owners or their respective permittees.

“Property Manager” means the property manager specified in the Basic Terms or any other agent Landlord may appoint from time to time to manage the Building.

“Property Taxes” means any general real property lax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, tax, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax on the Building, including without limitation (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Project under any of the Permitted Encumbrances. The term “Property Taxes” includes, without limitation, all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Building, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Project. The term “Property Taxes” does not include Landlords state or federal income, franchise, estate or inheritance taxes. If Landlord is entitled to pay, and elects to pay, any of the above listed assessments or charges in installments over a period of two or more calendar years, then only such installments of the assessments or charges (including interest hereon) as are actually paid in a calendar year will be included within the term “Property Taxes” for such calendar year.

“Punch List” means a list of Tenant’s Improvements items that were either (a) not properly completed by Landlord, or (b) in need of repair, which list is prepared in accordance with Section 18.10.

“Re-entry Costs” means all costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises, including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises after an Event of Default; (b) recovering possession of the Premises, removing persons and property from the Premises (including, without limitation, court costs and reasonable attorneys’ fees) and storing such property; (c) reletting, renovating or altering the Premises; and (d) real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises. “Re-entry Costs” also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises.

“Rent” means, collectively, Basic Rent and Additional Rent.

“Right of First Offer” has the meaning set forth in Section 2.4.1.

“Security Deposit” means the amount stated in the Basic Terms subject to the provisions of Section 19.25 of the Lease.

“State” means the Stale of Colorado.

“Structural Alterations” means any Alterations involving the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building.

“Substantial Completion” means either (a) the date a Certificate of Occupancy is issued for the Premises, or (b) if the City or other appropriate authority does not require that a Certificate of Occupancy or other similar document be issued for the Premises, the date Tenant is reasonably able to occupy and use the Premises for its intended purposes; provided, however, that if either of the events subparagraph (a) or (b) describes is delayed or prevented because of work Tenant is responsible for performing in the Premises, “Substantial Completion” means the date that Landlord has performed all of Landlord’s work that is necessary for either of the events subparagraph (a) or (b) describes to occur and Landlord has made the Premises available to Tenant for the performance of Tenant’s work or would have done so were it not for such Tenant Delay or such failure of Tenant to perform work.

“Suite 340 Premises” has the meaning set forth in Paragraph 1 of Section 1.2.

“Suite 350 Premises” has the meaning set forth in Paragraph 1 of Section 1.2.

“Superior Rights” has the meaning set forth in Section 2.4.1 “Taking” means the exercise by a Condemning Authority of its power of eminent domain on al! or any part of the Project, either by accepting a deed in lieu of condemnation or by any other manner.

“Tandem Parking Space” means that portion of the Parking Spaces within the Parking Garage arranged in a tandem configuration, such that two cars are parked back io front with the first parked car not having direct access to the drive aisle.

“Tenant” means the tenant identified in this Lease and such tenant’s permitted successors and assigns. In any provision relating to the conduct, acts or omissions of “Tenant,” the term “Tenant” includes, without limitation, the tenant identified in this Lease and such tenant’s agents, employees, contractors, invitees, successors, assigns and others using the Premises or on the Project with Tenant’s expressed or implied permission.

“Tenant Delay” means any delay caused or contributed to by Tenant or Tenant’s Architect, including, without limitation, with respect to Tenant’s Improvements, Tenant’s failure to timely prepare, submit or approve Tenant’s Construction Plans (under Section 18.5 or elsewhere), any delay from any Change Order requested by Tenant (under Section 18.8), and any other delay described as Tenant Delay in Article 18.

“Tenant’s Architect” means Acquilano Leslie, Inc. or such other architect as may be selected by Tenant and approved by Landlord.

“Tenant’s Construction Plans” means construction documents (plans and specifications) for Tenant’s Improvements.

“Tenant’s Construction Plans Deadline” means January 18, 2019.

“Tenant’s Cost” has the meaning sei forth in Section 18.6,

“Tenant’s Excess Cost” has the meaning set forth in Section 18.6.

“Tenant’s Final Layout Plans” means the final space plans for Tenant’s Improvements.

“Tenant’s Final Layout Plans Deadline” means November 16, 2018.

“Tenant’s Improvements” means all initial improvements to the Premises to be made by Landlord pursuant to this Lease other than Landlord’s Improvements.

“Tenant’s Representative” means Gregory Mayers, phone: 303-801-0406, email: Greg.Mayers@paladinahealth.com, address: 1551 Wewatta Street, Denver, Colorado 80202.

“Tenant’s Share of Expenses” means the product obtained by multiplying the sum of the amount of Operating Expenses plus the amount of the Property Taxes, in each case due and payable during the period in question, by the Tenant’s Share of Expenses Percentage.

“Tenant’s Share of Expenses Percentage” means the initial percentage specified in the Basic Terms, as such percentage may be adjusted in accordance with the terms and conditions of this Lease.

“Term” means the initial term of this Lease specified in the Basic Terms and, if applicable, any renewal term then in effect,

“Transfer” means an assignment, mortgage, pledge, transfer, sublease, license, or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any interest in this Lease or the Premises. The term “Transfer” also includes any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant or any Guarantor that results or could result in a change of control of Tenant.

“Warranty Terms” means, collectively, the Punch List and construction warranty provisions of Sections 18.9 and 18.10, together with the following:

(a)	Any claims made by Tenant pursuant to Section 18.10 must be in writing and must be received by Landlord before the expiration of the one (l)-year warranty period.

(b)

Tenant will use Tenant’s Improvements only in accordance with the design capacities and criteria established therefor. Tenant acknowledges that any misuse (hereof may void the warranty hereunder, and may void any manufacturers’ or other warranties which may be assigned to Tenant hereunder.

(c)

Any and all work required to be performed by Landlord under Section 18,9 or Section 18.10, respectively, Will not in any way include, or require Landlord to perform, any routine or appropriate regular maintenance of the Improvements required to be performed by Tenant during the applicable warranty period as part of Tenant’s duties and obligations under the Lease.

(d)

The warranty hereunder specifically excludes (and Tenant waives any claims, and will cause its insurer to waive any and all subrogation claims, with respect to) damages to Tenant’s products, equipment or other personal property which may be located within the Premises, Tenant hereby acknowledging and agreeing that it has acquired, or will acquire, and will maintain, appropriate amounts of insurance in order to manage such risks.

Exhibit B

LEGAL DESCRIPTION OF THE LAND

Lots 1 through 15, inclusive, and Lots 22 through 30, inclusive, all in Block 12, EAST DENVER; and Lots “A” through “G”, inclusive, Howard Resubdivision;

TOGETHER WITH a parcel of land designated in the Cherry Creek Commissioners Report as “Tract No. 52” being more particularly described as follows:

Commencing at the point where the East line of Cherry Creek as shown by Boyds Map of the City of Denver intersects the produced Northwest line of the alley in Block 12, EAST DENVER;

Thence Southwest along said produced Northwest alley line to an intersection with Northeast line of the channel of Cherry Creek as defined and described in Ordinance No. 86 Series of 1903;

Thence Northwest along said line as so defined to the produced Southeast line of Wewatta Street;

Thence Northeast along said produced line of Wewatta Street to the East line of Cherry Creek as shown on said Boyds Map;

Thence Southerly along said East line of the channel of Cherry Creek to the Point of Beginning, and

TOGETHER WITH the vacated alley extending Northeasterly and Southwesterly through Block 12, EAST DENVER and with a parcel of land designated in the Cherry Creek Commissioners Report as “Tract No. 51”, all being more particularly described as follows;

Commencing at the point where the East line of Cherry Creek as shown by Boyds Map of the City of Denver intersects the produced Northwest line of the alley in Block 12, EAST DENVER;

Thence Southwest, along said produced Northwest alley line to an intersection with the Northeast line of the channel of Cherry Creek as defined and described in Ordinance No. 86 Series of 1903;

Thence Southeast, along said line as so defined to the produced Southeast line of the alley in Block 12, EAST DENVER;

Thence Northeast, along said produced Southeast alley line and along said Southeast alley line to the Southwest line of 15th Street;

Thence Northwest, along said Southwest line of 15th Street to the Northwest line of the alley in Block 12, EAST DENVER;

Thence Southwest, along said Northwest alley line and along said Northwest alley line produced, to the Point of Beginning, City and County of Denver, State of Colorado.

EXCEPTING THEREFROM a parcel of land including a portion of the vacated alley in Block 12, EAST DENVER, more particularly described as follows;

Commencing al the intersection of the Southwest line of 15th Street and the Northwest line of Wynkoop Street;

Thence Northwesterly along said Southwest line of 15th Street a distance of 199 feet;

Thence Southwesterly and parallel with said Northwest line of Wynkoop Street a distance of 125.20 feet;

Thence Southeasterly and parallel with said Southwest line of 15th Street a distance of 199 feet to a point on said Northwest line of Wynkoop Street;

Thence Northeasterly along said Northwest line of Wynkoop Street a distance of 125.20 feet to the Point of Beginning.

ALSO EXCEPTING THEREFROM a part of Lot 15, Block 12, EAST DENVER and part of Cherry Creek as shown by Boyds Map of the City of Denver, City and County of Denver, State of Colorado more particularly described as follows:

Commencing at the most Northerly comer of said Lot 15;

Thence South 44°55’49” West, along the North line of said Block 12, a distance of 30.00 feet to the Point of Beginning;

Thence South 45°05’56” East a distance of 65.00 feet;

B-1

Thence South 44°55’49” West, parallel with said North line, a distance of 20.00 feet to the Northeast line of the channel of Cherry Creek as described in Ordinance No. 86 Series of 1903;

Thence North 45°05’56” West, along said Northeast line, a distance of 65.00 feet to the said North line of Block 12 extended Southwesterly;

Thence North 44°55’49” East, along said extension and said North line a distance of 20.00 feet to the Point of Beginning,

City and County of Denver,

State of Colorado.

ALSO EXCEPTING THEREFROM a parcel of land located in a portion of Lots 1 through 6, Block 12, East Denver Subdivision, located in the Northeast quarter of Section 33, Township 3 South, Range 68 West of the 6th P.M., City and County of Denver, State of Colorado, being more particularly described as follows:

Considering the Northwest line of Block 12, East Denver Subdivision as assumed to bear North 45°07’18” East, with all bearing contained herein being relative thereto.

BEGINNING at the Northerly-most corner of said Block 12, East Denver Subdivision; thence along the Northeasterly line of said Block 12, also being the Southwesterly right-of-way line of 15th Street, South 44°54’48” East, a distance of 67.00 feet to the Northwest corner of that parcel of land recorded with the City and County of Denver at Reception Nos. 9900204327 and 990020433), both recorded December 3, 1999; thence along the Northwesterly line of said parcel, recorded at 9900204327 and 9900204331, South 45°07’18” West, a distance of 125.20 feet to the Southwest corner of said parcel recorded at 9900204327 and 9900204331; thence leaving said Northwesterly line North 44°54’48” West, a distance of 67.00 feet to a point on said Northwesterly line of Block 12, East Denver Subdivision, also being the Southeasterly right-of-way line of Wewatta Street; thence North 45°07’18” East, a distance of 125.20 feet along said Northwesterly line of Block 12, East Denver Subdivision to the POINT OF BEGINNING.

SAID LAND IS ALSO DESCRIBED AS FOLLOWS:

A portion of Block 12, East Denver Subdivision, and Block 12 extended Southwesterly to the Northeasterly line of Cherry Creek as established by Ordinance 86 of 1903 and Cherry Creek per Boyd’s Map of Denver together with Howard Resubdivision, located in the Northeast quarter of Section 33, Township 3 South, Range 68 West of the 6th p.m.. City and County of Denver, State of Colorado, and being more particularly described as follows:

Assuming the Northwest line of said Block 12 to bear North 45°07’ 18” East, with all bearings herein being relative thereto.

COMMENCING at the Northerly most corner of said Block 12; thence along the Northwest line of said Block 12, said line also being the Southeasterly right of way line of Wewatta Street, South 45°07’18” West a distance of 125.20 feet to a point being the intersection of the Southwesterly line of that parcel described in reception nos. 9900204327 and 9900204331 extended Northwesterly with said Southwesterly right of way line of Wewatta Street, said point also being the POINT OF BEGINNING; thence departing said Northwest line South 44°54’48” East a distance of 266.01 feet along said Southwesterly line extended to a point on the Northwesterly right of way line of Wynkoop Street, said point also being on the Southeast line of said Block 12; thence along said Northwesterly right of way line South 45°07’07” West a distance of 274.80 feet to the Southerly most corner of said Block 12, said point also being the Southerly most corner of Lot A, Howard Resubdivision; thence departing said Northwesterly right of way line North 44°54’48” West a distance of 201.02 feel to the Southerly most corner of that parcel described at reception no. 9800075504; thence along the boundary of said parcel the following two courses and distances; North 45°07’18” East a distance of 20.00 feet; thence North 44°54’48” West a distance of 65.00 feet to a point on the Northwest line of said Block 12, said point also being on said Southeasterly right of way line of Wewatta Street; thence along said Northwest line North 45°07’18” East a distance of 254.80 feet to the POINT OF BEGINNING.

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Exhibit C-l

FLOOR PLAN

[SEE ATTACHED]

C-1-1

C-1-2

Exhibit C-2

ADDITIONAL SPACE

[SEE ATTACHED]

C-2-1

C-2-2

Exhibit C-3

SHARED CONFERENCE ROOM

[SEE ATTACHED]

C-3-1

C-3-2

Exhibit D

COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM is made and entered into as of                             ,20         by and between WEWATTA AND WYNKOOP PT, LLC, a Delaware limited liability company (“Landlord”) and PALADINA HEALTH, LLC, a Delaware limited liability company (“Tenant”).

RECITALS:

1.    Landlord and Tenant are party to a certain 1400 Wewatta Office Lease Agreement dated as of November 12, 2018 (“Lease”), relating to certain premises (“Premises”) in the building located at 1400 Wewatta Street, Denver, Colorado (“Building”).

2.    Landlord and Tenant desire to confirm the Commencement Date (as such term is defined in the Lease) and the date the Term of the Lease expires.

ACKNOWLEDGMENTS:

Pursuant to Section 2.2.3 of the Lease and in consideration of the facts set forth in the Recitals, Landlord and Tenant acknowledge and agree as follows:

1.	Ail capitalized terms not otherwise defined in this Memorandum have the meanings ascribed to them in the Lease.

2.	The Commencement Dale under the Lease is , 20 .

3.	The Term of the Lease expires on , 20 unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease.

4.	Tenant must exercise its right to the extension/renewal Term, if at all, by notifying Landlord no later than , subject to the conditions and limitations set forth in the Lease,

5.	If timely and properly exercised, the extension/renewal Term will expire on .

D-1

Landlord and Tenant each caused this Memorandum to be executed by its duly authorized representative as of the day and date written above. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

LANDLORD:

WEWATTA AND WYNKOOP PT, LLC, a Colorado limited liability company

By:	WEWATTA AND WYNKOOP PT MEMBER, LLC,
a Delaware limited liability company,
Its sole member

By: WEWATTA AND WYNKOOP PT HOLDINGS, LLC, a Delaware limited liability company,
Its sole mem her

By: WEWATTA AND WYNKOOP PT INVESTOR, LLC, a Delaware limited liability company,
Its a sole member

By: GENERAL ELECTRIC PENSION TRUST, a New York common law trust,
Its sole member

By: SSGA FUNDS MANAGEMENT, INC.,
Its investment advisor

By:

Name:
AuthorizedPerson

TENANT:

PALADINA HEALTH, LLC, a Delaware limited liability company

By:
Name:
Its:

D-2

Exhibit E

BUILDING RULES

1.    No awning or other projection will be attached to the outside walls of the Building. No curtains, blinds, shades or screens visible from the exterior of the Building or visible from the exterior of the Premises, will be attached to or hung in, or used in connection with any window or door of the Premises without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord.

2.    Tenant, and its servants, employees, customers, invitees and guests, will not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, elevators, or stairways in and about the Building which are used in common with other tenants and their servants, employees, customers, guests and invitees, and which are not a part of the Premises of Tenant. Tenant will not place objects against glass partitions or doors or windows which would be unsightly from the Building corridors or from the exterior of the Building, or which would interfere with the operation of any device, equipment, radio, television broadcasting or reception from or within the Building or elsewhere and will not place or install any projections, antennas, aerials or similar devices inside or outside of the Premises or on the Building, except as expressly permitted in the Lease.

3.    Tenant will not waste electricity, water or air conditioning and will cooperate fully with Landlord to insure the most effective operation of the Building’s heating and air conditioning systems and will refrain from attempting to adjust any controls other than unlocked room thermostats, if any, installed for Tenant’s use. Tenant will keep corridor doors closed.

4.    No person or contractor not employed by Landlord will be used to perform janitorial work, window washing cleaning, maintenance, repair or similar work in the Premises without the written consent of Landlord.

5.    In no event will Tenant bring into the Building inflammables, such as gasoline, kerosene, naphtha and benzine, or explosives or any other article of intrinsically dangerous nature. If, by reason of the failure of Tenant to comply with the provisions of this paragraph, any insurance premium for all or any part of the Building is at any time be increased, Tenant will make immediate payment of the whole of the increased insurance premium, without waiver of any of Landlord’s other rights at law or in equity for Tenant’s breach of this Lease.

6.    Tenant will comply with all applicable federal, state and municipal laws, ordinances and regulations, and building rules and will not directly or indirectly make any use of the Premises which may be prohibited by any of the foregoing or which may be dangerous to persons or property or may increase the cost of insurance or require additional insurance coverage.

7.    The Premises will not be used for cooking (except for the use of microwave ovens), lodging, sleeping or for any immoral or illegal purpose.

8.    Tenant and Tenant’s servants, employees, agents, visitors and licensees will observe faithfully and comply strictly with the foregoing rules and regulations and such other and further appropriate reasonable rules and regulations as Landlord or Landlord’s agent may from time to time adopt. Reasonable notice of any additional rules and regulations will be given in such manner as Landlord may reasonably elect.

9.    Unless expressly permitted by Landlord, no additional locks or similar devices will be attached to any door or window and no keys other than those provided by Landlord will be made for any door. If more than two keys, access cards or other access device for one lock are desired by Tenant, Landlord may provide the same upon payment by Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys, access cards or other access devices of the Premises or the Project and will explain to Landlord all combination locks on safes, cabinets and vaults.

10.    Any carpeting cemented down by Tenant will be installed with a releasable adhesive. In the event of a violation of the foregoing by Tenant, Landlord may charge the expense incurred by such removal to Tenant.

11.    The water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances will be thrown therein. The cost of repairing all damages resulting from any misuse of the fixtures by Tenant or its servants, employees, agents, visitors or licensees will be borne by Tenant. No person will waste water by interfering or tampering with the faucets or otherwise.

12.    No electrical circuits for any purpose will be brought into the Premises without Landlord’s written permission specifying the manner in which same may be done.

13.    Except as may be otherwise expressly provided in this Lease, no bicycle or other vehicle, and no dog (other than seeing-eye dogs) or other animal will be allowed in offices, halls, corridors, or elsewhere in the Building or on the plaza adjacent to the third floor of the Building.

14.    Tenant will not throw anything out of the door or windows, or down any passageways or elevator shafts.

15.    All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse will be made only through entryways and freight elevators provided for such purposes and indicated by Landlord. Tenant will be responsible for any damage to the Building or property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Premises, and will make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

16.    All safes, equipment or other heavy articles will be carried in or out of the Premises only at such time and in such manner as will be prescribed in writing by Landlord, and Landlord will in all cases have the right to specify the proper position of any such safe, equipment or other heavy article, which will only be used by Tenant in a manner which will not interfere with or cause damage to the Premises or the Building, or to the other tenants or occupants of the Building. Tenant will be responsible for any damage to the Building or the property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Premises, and will make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

17.    Canvassing, soliciting, and peddling in the building is prohibited and each Tenant will cooperate to prevent the same.

18.    Wherever in these Building Rules and Regulations that the word “Tenant” occurs, it is understood and agreed that it will mean also Tenant’s associates, agents, clerks, servants and visitors. Wherever the word “Landlord” occurs, it is understood and agreed that it will also mean Landlord’s assigns, agents, clerks, servants and visitors.

19.    Tenants, and its servants, employees, customers, invitees and guests, will, when using the common parking facilities, if any, in and around the Building, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked in a no parking zone. All vehicles will be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles. No vehicles will be parked overnight.

20.    At all times the Building will be in charge of Landlord’s or the Property Manager’s employee in charge and (a) persons may enter the Building only in accordance with Landlord’s regulations, (b) persons entering or departing from the Building may be questioned as to their business in the Building, and the right is reserved to require the use of an identification card or other access device and the registering of such persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Building, and (c) all entries into and departures from the Building will take place through such one or more entrances as Landlord from time to time designates; provided, however, that anything herein to the contrary notwithstanding, Landlord will not be liable for any lack of security in respect to the Building whatsoever. Landlord will normally not enforce clauses (a), (b) and (c) above during Business Hours, but it reserves the right to do so or not to do so at any time at its sole discretion. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants or the protection of the Building and the property therein. Landlord will in no case be liable for damages for any error or other action taken with regard to the admission to or exclusion from the Building of any person.

21.    All entrance doors to the Premises will be locked when the Premises are not in use. All corridor doors will also be closed during times when the air conditioning equipment in the Building is operating so as not to dissipate the effectiveness of the system or place an overload thereon.

22.    Landlord reserves the right at any time and from time to time to rescind, alter or waive, in whole or in part, any of these Building Rules when it is deemed necessary, desirable, or proper, in Landlord’s reasonable judgment, for its best interest or for the best interest of the tenants of the Building.

23.    In the event of any conflict between the terms, provisions and conditions of these Building Rules and the terms, provisions and conditions of the Lease, the terms, provisions and conditions of the Lease will govern and control.

Exhibit F

GENERAL DESCRIPTION OF LANDLORD’S JANITORIAL SERVICES

I.	GENERAL

DAILY SERVICES (MONDAY - FRIDAY, EXCEPT HOLIDAYS):

1.	Sweep all staircase ana vacuum if carpeted.

2.	Empty and clean all wastepaper baskets, ashtrays, receptacles, etc. and damp dust and wash as necessary.

3.	Clean cigarette urns, and replace sand or water as necessary

4.	Dust and sanitize all telephones.

5.	Wash and sanitize all water fountains using a disinfectant solution.

6.	Dust mop, using a treated mop, all stone, ceramic tile, terrazzo and other types of un waxed flooring, and damp mop spills.

7.	Dust mop, using treated mop, all vinyl, asbestos, asphalt, rubber and similar types of flooring. This includes removal of gum and other similar substances using a scraping device.

8.	Sweep all steps, sidewalks and plaza.

9.	In lobby, dust and wipe clean mail chutes, mail depository door, metal doorknobs, kick plates, and directional signs.

10.	Damp mop the elevator lobbies and corridors.

11.	Vacuum all carpets and rugs, moving light fixtures other than desks and file cabinets as needed, etc.

12.	Hand dust all fixtures, windowsills and furniture, including desktops, chairs and tables with specialty treated cloths [do not disturb papers on desk].

13.	Dust all exposed filing cabinets, bookcases and shelves with specialty treated cloths.

14.	Low dust all horizontal surfaces to hand height (70”), including all sills, ledges, moldings, shelves, counters and baseboards.

15.	Low dust moldings, picture frames and convertors.

16.	Clean upper side of all glass furniture tops.

17.	Spot clean all interior glass to partitions and doors, and in glass elevator.

18.	Maintain janitor slop sink and locker rooms in clean and orderly condition.

19.	Remove all gum and foreign matter on sight.

20.	Designated lights will be turned off after work is completed and floors are to be left in a neat and orderly condition.

WEEKLY SERVICES:

21.	Wet mop ail staircases or detail vacuum.

22.	Clean building directory glass.

23.	Remove fingerprints from doors, frames, handles, railings, light switches and push plates.

24.	Sweep clean loading dock areas and garage.

25,	Detail dust all railings to staircases.

26.	Spray buff all tile floors. Lobbies may require spray buffing more often.

27.	Polish all elevator door tracks.

28.	Hand dust all door louvers and other ventilating louvers within reach.

II.	RESTROOMS

DAILY SERVICES (MONDAY - FRIDAY, EXCEPT HOLIDAYS):

1.	Clean tables and chairs in lounge area.

2.	Clean and sanitize both sides of the toilet seats with a germicidal solution.

3.	Clean and polish all mirrors, powder shelves and bright work. Bright work includes flushometers, piping and toilet seat hinges.

4.	Empty and clean all paper towel and sanitary disposal receptacles.

5.	Wash receptacles with a germicidal solution.

6.	Dust all partitions, tile walls and dispensers. Remove all finger marks and smudges.

7.	Spot clean partitions for graffiti.

8.	Refill soap, toilet tissue and towel dispensers. Restroom stock is to be supplied by the customer.

9.	Sweep and mop all ceramic tile floors with a germicidal solution.

10.	Remove wastepaper and refuse to trash room in special carriages and dump into compactor unit.

11.	Sanitary napkin dispensers are to be stocked and serviced by contractor.

MONTHLY SERVICES:

12.	Machine scrub tile floors as required.

13.	Wash partitions.

III.	CARPET

DAILY SERVICES (MONDAY - FRIDAY, EXCEPT HOLIDAYS):

1.	Spot clean carpeting

IV.	ELEVATORS

DAILY SERVICES (MONDAY - FRIDAY, EXCEPT HOLIDAYS):

1.	Dust walls around cabs.

2.	Clean fingerprints from around push button plates.

3.	Vacuum carpeted floors in passenger elevators.

4.	Damp mop floor in freight elevators, if any.

5.	Vacuum elevator door tracks.

V.	QUARTERLY SERVICES

1.	Perform all high dusting, which includes all vertical surfaces such as walls, partitions, Venetian blinds and other surfaces not reached in nightly cleaning.

2.	Vacuum grill and duct work.

3.	Clean all interior glass in partitions and doors.

4.	Wash partitions, tile wails and surfaces with a proper disinfectant in all restrooms.

5.	Machine scrub tile.

6.	Resilient tile throughout the building, except where scheduled otherwise, will be scrubbed and refinished using a neutral, low alkaline washing solution and a synthetic resistant finish.

7.	All baseboards are lo be wiped clean after each refinishing of floors.

8.	Special care is to be taken to assure that chrome of legs of metal furniture is wiped clean after each refinishing of the floors.

9.	Vacuum upholstered furniture, drapes, etc.

10.	Shampoo all public area carpeting.

11.	Hose down loading dock areas.

12.	Wash entrance lobby walls.

13.	Dust exterior of light fixtures.

14.	Clean exterior glass two (2) times per year. Clean interior glass one (1) time per year.

Exhibit G

BUILDING HVAC DESIGN CRITERIA AND CONDITIONS

1.	Outside summer air design dry bulb temperature: 93.5°F DB based on ASHRAE 0.4% design conditions.

2.	Outside air design web bulb temperature for evaporative cooling systems: 65°F based on ASHRAE 0.4% design criteria.

3.	Summer extreme temperature: 100.3°F DB 73.2°F WB.

4.	Outside air winter design dry bulb temperature: -4.0°F based on ASHRAE 99.6% ASHRAE design conditions.

5.	Winter extreme temperature: -31.1 °F DB.

INDOOR DESIGN CONDITIONS

1.	Occupied office space temperatures: 73°F (summer), 72°F (winter).

2.	Elevator machine rooms: 80°F maximum, 65°F minimum.

3.	Non-occupied rooms: 85 F maximum, 60 F minimum.

4.	Supply air temperature: 54.5°F.

5.	Percent outside air: 15%.

G-1

Exhibit H

FORM OF LETTER OF CREDIT

[SEE ATTACHED]

SPECIMEN LANGUAGE ONLY

EXHIBIT A

COMERICA BANK HAS PREPARED THIS SPECIMEN UPON THE REQUEST AND BASED ON THE INFORMATION PROVIDED. NO REPRESENTATION AS TO THE ACCURACY OR WILLINGNESS FOR COMMITMENT IS MADE BY COMERICA BANK TO ISSUE THIS LETTER OF CREDIT IN THIS OR ANY OTHER FORM. WHEN SIGNED, THIS EXHIBIT A WILL BECOME AN INTEGRAL PART OF THE CORRESPONDING STANDBY LETTER OF CREDIT APPLICATION AND AGREEMENT.

APPROVED BY: PALADINA HEALTH, LLC

APPLICANT’S SIGNATURE                                                                       DATE

Beneficiary:	Applicant:
WEWATTA AND WYNKOOP PT, LLC C/O CRESTONE PARTNERS, LLC 1401 WYNKOOP STREET, SUITE 100 DENVER, CO 80202 ATTENTION: DAVID MEARES	PALADINA HEALTH, LLC 1551 WEWATTA STREET DENVER CO 80202

With copy to;

WEWATTA AND WYNKOOP PT, LLC C/O CRESTONE PARTNERS, LLC 1401 WYNKOOP STREET, SUITE 100 DENVER, CO 80202 ATTENTION; ROBERT FLYNN

AND WITH A COPY TO:

WEWATTA AND WYNKOOP PT, LLC C/O STATE STREET GLOBAL ADVISORS 1600 SUMMER STREET STAMFORD, CT 06905 ATTENTION: MANAGING COUNSEL - REAL ESTATE INVESTMENT GROUP

Specimen Date:	Date and Place of Expiry:
, 201	, 201 office of Issuing Bank or any automatically extended date, as herein defined.

Amount:

USD Six Hundred Thousand and

00/100 Only United States Dollars

WE HEREBY ESTABLISH THIS IRREVOCABLE LETTER OF CREDIT IN FAVOR OF THE AFORESAID ADDRESSEES (EACH, THE “BENEFICIARY”) FOR DRAWINGS UP TO UNITED STATES DOLLARS SIX HUNDRED THOUSAND AND 00/100 U.S. DOLLARS EFFECTIVE IMMEDIATELY. THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT OUR OFFICE AT COMERICA BANK, INTERNATIONAL TRADE SERVICES, 2321 ROSECRANS AVE., 5TH FLOOR, EL SEGUNDO, CA 90245, ATTN: STANDBY LETTER OF CREDIT DEPT., AND EXPIRES WITH OUR CLOSE OF BUSINESS ON                             , 20        .

THE TERM “BENEFICIARY” INCLUDES ANY SUCCESSOR BY OPERATION OF LAW OF EACH NAMED BENEFICIARY, INCLUDING, WITHOUT LIMITATION, ANY LIQUIDATOR, REHABILITATOR, RECEIVER OR CONSERVATOR.

WE HEREBY UNDERTAKE TO PROMPTLY HONOR YOUR SIGHT DRAFT(S) DRAWN ON US, INDICATING OUR CREDIT NO. <<instrument ID>>, FOR ALL OR PART OF THIS CREDIT IF PRESENTED AT OUR OFFICE SPECIFIED IN PARAGRAPH ONE ON OR BEFORE THE EXPIRY DATE OR ANY AUTOMATICALLY EXTENDED EXPIRY DATE. ANY ONE BENEFICIARY OR COMBINATION OF BENEFICIARIES, ACTING INDIVIDUALLY OR COLLECTIVELY, MAY DRAW ON THIS LETTER OF CREDIT IN FULL OR IN PART, AND ANY ACTION TAKEN BY ANY OR ALL BENEFICIARIES HEREUNDER SHALL BIND EACH OF THEM.

THIS LETTER OF CREDIT IS TRANSFERABLE IN ITS ENTIRETY.

EXCEPT AS EXPRESSLY STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY AGREEMENT, CONDITION OR QUALIFICATION. THE OBLIGATION OF COMERICA BANK UNDER THIS LETTER OF CREDIT IS THE INDIVIDUAL OBLIGATION OF COMERICA BANK, AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ONE YEAR FROM THE EXPIRY DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST THIRTY DAYS PRIOR TO ANY EXPIRATION DATE WE NOTIFY YOU BY REGISTERED MAIL THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT RENEWED FOR ANY SUCH ADDITIONAL PERIOD.

THIS LETTER OF CREDIT IS SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA IN THE EVENT OF ANY CONFLICT, THE LAWS OF THE STATE OF CALIFORNIA WILL CONTROL. IF THIS CREDIT EXPIRES DURING AN INTERRUPTION OF BUSINESS THE BANK HEREBY SPECIFICALLY AGREES TO EFFECT PAYMENT IF THIS CREDIT IS DRAWN AGAINST WITHIN THIRTY (30) DAYS AFTER THE RESUMPTION OF BUSINESS.

END OF SPECIMEN FORMAT

Exhibit I

DESCRIPTION OF SUPERIOR RIGHTS

1.	Dorsey & Whitney LLP and successors and assigns have the following Superior Rights:

(a)	Right of First Offer to lease any space on the third floor of the Building which becomes available for lease.

2.	Zayo Group, LLC and successors and assigns have the following Superior Rights:

(a)	Right of First Offer to lease (subject to rights of Dorsey & Whitney LLP described above) any space on the third floor of the Building which becomes available for lease; and

(b)	Right of First Refusal to lease any space on the third floor of the Building for which Landlord desires to accept an offer to lease

I-1

Exhibit J

LANDLORD’S WORK

1.	Removal of existing data and telecommunications cabling from the Premises (except for the ‘Reception Area’ as depicted on Exhibit C-l) on or before December 18, 2018.

2.	Removal of existing data and telecommunications cabling from that portion of the Premises depicted as the ‘Reception Area’ on Exhibit C-l on or before April 15, 2019.

3.	Cosmetic renovation of common area hallways located on the third floor of the Building on or before May 31.2020.

4.	Additional cost of providing three permit sets for phasing of the suite.

5.	Cost of temporary partitions between Milliman and Tenant, and between Tenant and phased areas

6.	Removal of Milliman FF&E from the Premises, and demolition of variable ceiling conditions in suite.

J-1